Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-169651

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 12, 2010)
400,000 Shares

Magnum Hunter Resources Corporation
8.0% Series D Cumulative Preferred Stock
$47.00 Per Share
Liquidation Preference $50.00 Per Share

We are offering 400,000 shares of our 8.0% Series D Cumulative Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as the Series D Preferred Stock. The offering of Series D Preferred Stock contemplated by this prospectus supplement is the first issuance of shares of this series by us. With respect to shares of Series D Preferred Stock issued pursuant to this prospectus supplement or any other shares of Series D Preferred Stock issued in March 2011, we anticipate setting the record date for a March 2011 partial dividend period on March 31, 2011, with such initial dividend payment to be made at the end of April 2011. Any other subsequently issued shares of Series D Preferred Stock will become entitled to dividends commencing on the first monthly record date following the date of issuance, and we anticipate setting record dates as of the fifteenth of every month with dividends to be paid at the end of the month to such holders of record. Dividends will be in the amount of $4.00 per share each year, which is equivalent to 8.0% of the $50.00 liquidation preference per share. If the Series D Preferred Stock, however, is not listed on a “national exchange,” as defined in this prospectus supplement, for a total of at least 180 consecutive days after the Series D Preferred Stock becomes eligible for listing on a national exchange or if we fail to pay cash dividends on the outstanding Series D Preferred Stock in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods, subject to our right to remedy these matters as described in this prospectus supplement, investors will be entitled to receive cumulative cash dividends at the increased rate of 10.0% per annum of the $50.00 liquidation preference per share (equivalent to $5.00 per year per share) as outlined in this prospectus supplement.

Investors in our Series D Preferred Stock generally will have no voting rights other than with respect to the authorization or creation of shares ranking senior to the Series D Preferred Stock, matters directly impacting the rights of the holders and for certain share exchanges and other acquisitions. However, holders will have limited voting rights if the Series D Preferred Stock is not listed on a national exchange for at least 180 consecutive days after the shares first become eligible for listing, we fail to make a monthly dividend payment on the outstanding Series D Preferred Stock during a quarterly period for four or more consecutive or non-consecutive quarters, and under certain other circumstances. The voting rights of investors in our Series D Preferred Stock are further described in this prospectus supplement under “Description of Series D Preferred Stock — Voting Rights.”

We may not redeem the Series D Preferred Stock before March 21, 2014, except as described below. On or after March 21, 2014, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, by paying $50.00 per share, plus any accrued and unpaid dividends to the redemption date. If at any time a “Change of Ownership or Control,” as defined in this prospectus supplement, occurs, we (or the acquiring company) will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred at specified redemption amounts as described in this prospectus supplement. Our Series D Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into any of our other securities.

The Series D Preferred Stock will rank junior to the outstanding shares of our 10.25% Series C Cumulative Perpetual Preferred Stock, which we refer to in this prospectus supplement as the Series C Preferred Stock, with respect to the payment of dividends and amounts payable upon liquidation.

Our underwriters are selling shares of the Series D Preferred Stock on a “best efforts” basis. Our underwriters are not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered in this prospectus supplement. Our underwriters will receive a commission with respect to such sales. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

There is currently no public market for our Series D Preferred Stock. Subject to issuance, we anticipate that our shares of Series D Preferred Stock will be approved for listing on the NYSE Amex under the symbol “MHR.PR.D.”

Investing in our Series D Preferred Stock involves risks. You should carefully consider the “Risk Factors” beginning on page S-9 of this prospectus supplement and page 19 of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2010.

	Per Share	Total

Public offering price	$47.00	$18,800,000
Underwriting commissions	$2.35	$940,000
Proceeds, before expenses, to us	$44.65	$17,860,000

You should also refer to the “Underwriting” section beginning on page S-62 of this prospectus supplement for further information regarding underwriting commissions.

We expect that the Series D Preferred Stock will be ready for delivery in book-entry form through The Depository Trust Company on or about March 21, 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Joint Book Running Managers

Wunderlich Securities	McNicoll, Lewis & Vlak LLC

The date of this prospectus supplement is March 16, 2011.

This prospectus supplement and the accompanying prospectus, including the exhibits and the documents incorporated herein by reference, can be accessed on the Securities and Exchange Commission’s website or at the Securities and Exchange Commission’s offices described under the heading “Where You Can Find More Information.”

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 (registration no. 333-169651) with the Securities and Exchange Commission (the “SEC”) on November 12, 2010, as part of a “shelf” registration process. Under the shelf registration process, we may offer to sell debt securities, common stock, preferred stock, depositary shares, warrants and guarantees of debt securities, from time to time, in one or more offerings, up to a total dollar amount of $250,000,000. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement, contained, or incorporated by reference, in the accompanying prospectus, or contained in any free writing prospectus we have authorized to be distributed to you in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized to be distributed by us is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any free writing prospectus or any sale of a security. Our business, assets, financial condition, results of operations and prospects may have changed since such dates.

We are not making any representation to you regarding the legality of an investment in Series D Preferred Stock by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of the Series D Preferred Stock.

Information contained on or accessible through our website, www.magnumhunterresources.com, does not constitute part of this prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Magnum Hunter,” the “Company,” “we,” “us,” and “our” or similar references refer to Magnum Hunter Resources Corporation and its subsidiaries, unless otherwise stated or the context otherwise requires.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus distributed by us, including the information contained under the heading “Risk Factors” in this prospectus supplement beginning on page S-9 and the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Glossary of Terms” beginning on page S-67 of this prospectus supplement for abbreviations and definitions commonly used in the oil and natural gas industry that are used in this prospectus supplement.

Magnum Hunter Resources Corporation

Our Business

We are an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in West Virginia, North Dakota, Texas and Louisiana. We are presently active in three of the most prolific shale resource plays in the United States, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. We are a Delaware corporation and were incorporated in 1997. In 2005, we began oil and gas operations under the name Petro Resources Corporation. In May 2009, we restructured our management team and refocused our business strategy, and in July 2009 we changed our name to Magnum Hunter Resources Corporation. The restructured management team includes Gary C. Evans as Chairman and Chief Executive Officer. Mr. Evans is the former founder, chairman and chief executive officer of Magnum Hunter Resources, Inc., a company of similar name that was sold to Cimarex Energy Corporation for $2.2 billion in June 2005.

Our new management implemented a business strategy consisting of exploiting our inventory of lower risk drilling locations and the acquisition of undeveloped leases and long-lived proved reserves with significant exploitation and development opportunities primarily located in unconventional resource plays. As a result of this strategy, we have substantially increased our assets and production base through a combination of acquisitions and ongoing development drilling efforts, our percentage of operated properties has increased significantly, our inventory of acreage and drilling locations in resource plays has grown and our management team has been expanded. Recently, management has focused on further developing and exploiting unconventional resource plays, the acquisition of additional operated properties, and the development of associated midstream opportunities directly related to certain of the regions in which we operate.

Our executive offices are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, and our telephone number is (832) 369-6986. Our website is www.magnumhunterresources.com. Additional information that may be obtained through our website does not constitute part of this prospectus. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding our filings at www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

Recent Developments

Pending Acquisition of NuLoch Resources Inc.

On January 19, 2011, we entered into an arrangement agreement among us, MHR ExchangeCo Corporation, a newly-formed corporation existing under the laws of the Province of Alberta and an indirect wholly owned subsidiary of us, which we refer to as ExchangeCo, and NuLoch Resources Inc., a corporation existing under the laws of the Province of Alberta, which we refer to as NuLoch, pursuant to which we will, through ExchangeCo, acquire all of the issued and outstanding equity of NuLoch, which we refer to as the NuLoch acquisition. NuLoch is a Canadian public oil and natural gas producer with headquarters in Calgary, Alberta. NuLoch is developing its existing property portfolio in North Dakota and Saskatchewan, predominately in the evolving Bakken-Three Forks Sanish formations of the mid-continental Williston Basin in the United States and Canada.

The proposed NuLoch acquisition will involve an exchange of NuLoch’s common shares for shares of our common stock and/or exchangeable shares of ExchangeCo. In connection with the proposed acquisition, we will issue approximately 42.8 million common shares (including common shares issuable upon exchange of the exchangeable shares of ExchangeCo) to the NuLoch security holders, representing either (i) approximately 31.6% of our fully diluted common shares outstanding as of March 7, 2011 (such percentage assuming completion of both the NuLoch acquisition and the below-described NGAS acquisition), or (ii) approximately 33.6% of our fully diluted common shares outstanding as of March 7, 2011 (such percentage assuming completion of the NuLoch acquisition but not the NGAS acquisition). The NuLoch acquisition is also subject to various conditions that currently have not been satisfied, including among others: (i) the approval of NuLoch’s shareholders and option holders; (ii) the approval of our common stockholders with respect to the issuance of our common stock; (iii) the approval of the Court of Queen’s Bench of Alberta; (iv) holders of not more than 5% of the outstanding NuLoch shareholders and option holders exercising rights of dissent; (v) the closing of the NuLoch acquisition occurring on or before May 31, 2011; and (vi) other customary closing conditions. The NuLoch acquisition is scheduled to close by May 31, 2011, although there can be no assurance that the acquisition will ultimately be consummated.

Pending Acquisition of NGAS Resources, Inc.

On December 23, 2010, we entered into an arrangement agreement with NGAS Resources, Inc., a British Columbia corporation, which we refer to as NGAS, pursuant to which we will acquire all of the issued and outstanding equity of NGAS, which we refer to as the NGAS acquisition. NGAS is an independent exploration and production company focused on unconventional natural gas plays in the eastern United States, principally in the southern Appalachian Basin (the Huron and Weir Shales in Kentucky). NGAS was incorporated as a British Columbia corporation in 1979.

The NGAS acquisition will be implemented pursuant to a court-approved plan of arrangement under British Columbia law. Pursuant to the plan of arrangement, each common share of NGAS will be transferred to us for the right to receive 0.0846 shares of our common stock. This exchange ratio will not be adjusted for subsequent changes in market prices of NGAS’ or our common stock prior to the closing of the NGAS acquisition. The closing of the NGAS acquisition is subject to various conditions that currently have not been satisfied, including, among others: (i) approval of the NGAS acquisition by NGAS’ shareholders; (ii) approval of the Supreme Court of British Columbia; (iii) payment by us of all outstanding amounts owed by NGAS under its existing credit agreement and under the NGAS 6% amortizing convertible notes that have not been converted prior to the closing of the NGAS acquisition; (iv) the closing of the NGAS acquisition by April 15, 2011; and (v) other customary closing conditions. The NGAS acquisition is scheduled to close by April 15, 2011, although there can be no assurance that the acquisition will ultimately be consummated.

Pursuant to the NGAS arrangement agreement and as a condition to our obligation to consummate the agreement, NGAS agreed that it and its subsidiary, NGAS Production Co., would amend an “out-of-market” gas gathering agreement with a third party on terms reasonably acceptable to us. On March 10, 2011, we, NGAS Production Co. and the third party entered into amendments to such agreements and related contracts pursuant to the following terms, subject to completion of the NGAS acquisition, (i) the third party referred to above will restructure the pricing of the existing gas gathering agreement, (ii) we will pay $10.275 million in cash or restricted shares of our common stock to the third party and we will provide the third party with the right to acquire a 50% interest in our Marcellus gas processing plant (if such third party does not exercise such right by April 15, 2011, we will pay such third party $300,000 in cash), and (iii) NGAS Production Co. would cancel approximately $7.0 million in note installments payable by such third party from its purchase of NGAS’ Appalachian gathering system in 2009. In connection with the NuLoch acquisition and the NGAS acquisition we anticipate entering into a new revolving credit facility pursuant to the terms of a commitment letter from Bank of Montreal dated January 13, 2011, which we refer to as our new senior credit facility in this prospectus supplement. Upon closing of the NGAS acquisition our borrowing base under the new senior credit facility will be $120.0 million and the borrowing base will increase to $145.0 upon closing of the NuLoch acquisition.

NGAS, members of NGAS’ board of directors and we have been named as defendants in a putative class action lawsuit captioned David Matranga and Bill Hubbard v. NGAS Resources, Inc. et al., Case No. 11-C1-250, in the Fayette Circuit Court, Division 9, in the Commonwealth of Kentucky, in which the plaintiffs seek, among other things, an order enjoining the NGAS defendants and us from consummating the NGAS acquisition and attorneys’ fees and costs. The parties to the litigation have entered into a memorandum of settlement which required certain revisions to the NGAS proxy statement relating to the acquisition and provides for the payment to the plaintiffs’ attorneys of an immaterial amount of attorneys’ fees. The settlement is currently subject to court approval, which is anticipated to occur in April 2011.

Completed Acquisitions of PostRock Assets

On December 24, 2010, one of our subsidiaries, Triad Hunter, LLC, which we refer to as Triad Hunter, entered into an agreement to acquire certain Marcellus Shale oil and gas properties and leasehold mineral interests located in Wetzel and Lewis Counties, West Virginia from affiliates of PostRock Energy Corporation. On December 30, 2010, Triad Hunter closed on the first phase of the transaction, which involved the acquisition of certain Marcellus Shale assets located in Wetzel County, for a total purchase price of $28.0 million. The purchase price consisted of (i) $14.0 million in cash, and (ii) approximately 2.25 million newly-issued restricted shares of our common stock. On January 14, 2011, Triad Hunter closed on the second phase of the transaction, which involved the acquisition of certain Marcellus Shale assets located in Lewis County, for a total purchase price of $11.75 million. The purchase price consisted of (i) $5.875 million in cash and (ii) 946,314 newly-issued restricted shares of our common stock. The third phase of the transaction, in which Triad Hunter would acquire the third and smallest package of assets, is contemplated to close in the future, subject to our determination that certain events and conditions precedent to the closing have occurred or been satisfied.

Extension of Waiver under Senior Credit Facility

Pursuant to our senior credit facility, we may declare and pay dividends on our preferred stock only so long as (i) no event of default exists at the time of, or is caused by, such payment, (ii) after giving effect to such payment, availability under the borrowing base is equal to or greater than the greater of (x) 10% of the borrowing base at the time of the dividend payment and (y) $5,000,000, and (iii) such dividends do not exceed $2,500,000 in any twelve (12) month period. In January 2011, we entered into a temporary waiver under our senior credit facility to allow us to pay more than $2,500,000 in dividends in any twelve month period, provided that (a) no event of default exists at the time of, or is caused by such payment, and (b) after giving effect to such payment, availability under the borrowing base is equal to or greater than 10% of the borrowing base at the time of the dividend payment. This waiver was scheduled to expire on March 31, 2011. On March 14, 2011, we received an extension of this temporary waiver until June 30, 2011. The commitment letter for our proposed new senior credit facility that we intend to enter into in connection with the closing of the NGAS and NuLoch acquisitions would increase the basket for dividend payments to $20,000,000 in any calendar year, subject to similar limitations on remaining borrowing base as we currently have in place under our senior credit facility. We currently intend to close the NGAS acquisition on or about April 12, 2011 and enter into the new senior credit facility at that time, with a borrowing base of $120.0 million. In addition, we intend to close the NuLoch acquisition by April 30, 2011, at which time our borrowing base under the new senior credit facility would be increased to $145.0 million.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series D Preferred Stock, see “Description of Series D Preferred Stock” beginning on page S-46 of this prospectus supplement and “Description of Capital Stock” beginning on page 12 of the accompanying prospectus.

Issuer	Magnum Hunter Resources Corporation, a Delaware corporation.

Securities offered	400,000 shares of 8.0% Series D Cumulative Preferred Stock, which class of stock we refer to as the Series D Preferred Stock.

Best efforts	Our underwriters are selling shares of the Series D Preferred Stock on a “best efforts” basis and are not required to sell any specific number or dollar amount of securities, but will use their best efforts to sell the securities offered in this prospectus supplement. However, one of the conditions to our obligation to sell any of the shares of Series D Preferred Stock through the underwriters is that, upon the closing of the offering, the shares would qualify for listing on the NYSE Amex. In order to list, the NYSE Amex requires that at least 100,000 shares of Series D Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares.

Dividends	Holders of the Series D Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series D Preferred Stock at a rate of 8.0% per annum of the $50.00 liquidation preference per share (equivalent to $4.00 per annum per share). However, under certain conditions relating to our non-payment of dividends on the Series D Preferred Stock or if the Series D Preferred Stock is no longer listed on a national exchange, the dividend rate on the Series D Preferred Stock may increase to 10.0% per annum, which we refer to as the “Penalty Rate.” Dividends will generally be payable monthly in arrears on the last day of each calendar month.

Dividends on the Series D Preferred Stock will accrue regardless of whether:

• the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends;

• we have earnings;

• there are funds legally available for the payment of such dividends; or

• such dividends are declared by our board of directors.

All payments of dividends made to the holders of Series D Preferred Stock will be credited against the previously accrued dividends on such shares of Series D Preferred Stock. We will credit any dividends paid on the Series D Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully under “Ranking” below, the payment of dividends with respect to the Series D Preferred Stock is subordinate to any dividends to which holders of our Series C Preferred Stock are entitled.

Penalties as a result of our failure to maintain a listing on a national exchange	Once the Series D Preferred Stock is eligible for listing, if we fail to maintain a listing of the Series D Preferred Stock on the New York Stock Exchange, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a “national exchange”), for 180 consecutive days, then (i) the annual dividend rate on the Series D Preferred Stock will be increased to the Penalty Rate on the 181st day, and (ii) the holders of Series D Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on the board of directors. Such increased dividend rate and director service will continue for so long the Series D Preferred Stock is not listed on a national exchange.

Penalties as a result of failure to pay dividends	If, at any time, there is a dividend default because cash dividends on the outstanding Series D Preferred Stock are accrued but not paid in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods, then, until we have paid all accumulated and unpaid dividends on the shares of our Series D Preferred Stock in full: (i) the annual dividend rate on the Series D Preferred Stock will be increased to the Penalty Rate commencing on the first day after the dividend payment date on which such dividend default occurs, (ii) if we do not pay dividends in cash, dividends on the Series D Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed on a national exchange, in the form of fully-tradable registered common stock of our Company (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series D Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share, and (iii) the holders of Series D Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors, in addition to those directors then serving on our board of directors, until we have paid all dividends on the shares of our Series D Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a monthly dividend during any future quarter.

Optional redemption	We may not redeem the Series D Preferred Stock prior to March 21, 2014, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after March 21, 2014, we may redeem the Series D Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $50.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

Special redemption upon change of ownership or control	Following a “Change of Ownership or Control” of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not declared), up to the redemption date:

Redemption
Redemption Date	Price

Prior to March 20, 2012	$51.50
On or after March 20, 2012 and prior to March 20, 2013	$51.00
On or after March 20, 2013 and prior to March 20, 2014	$50.50
After March 20, 2014	$50.00

To see how we define “Change of Ownership or Control” see “Description of Series D Preferred Stock — Redemption — Special Redemption upon Change of Ownership or Control,” below.

Ranking	The Series D Preferred Stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”, (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “parity shares”, (iii) junior to our existing Series C Preferred Stock, which has been fully issued, (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock), referred to, together with the Series C Preferred Stock, as “senior shares”, and (v) junior to all our existing and future indebtedness.

Liquidation preference	If we liquidate, dissolve or wind up our operations, the holders of our Series D Preferred Stock will have the right to receive $50.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series D Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares, including the Series C Preferred Stock.

No maturity or mandatory redemption	The Series D Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option (or the option of the acquiring entity) under some circumstances upon a Change of Ownership or Control as described above or after March 21, 2014.

Voting rights	Holders of the Series D Preferred Stock will generally only be entitled to vote on certain acquisitions and share exchange transactions and changes that would be materially adverse to the rights of holders of Series D Preferred Stock. However, if cash dividends on any outstanding Series D Preferred Stock have not been paid in full for any monthly dividend period for any four consecutive or non-consecutive quarterly periods, or if we fail to maintain the listing of the Series D Preferred Stock on a national exchange for at least 180 consecutive days after the Series D Preferred Stock becomes eligible for listing on a national exchange, the holders of the Series D Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the Series D Preferred Stock becomes listed on a national exchange or the dividend arrearage is eliminated.

Material U.S. federal income tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of Series D Preferred Stock are described in “Material U.S. Federal Income Tax Consequences” beginning on page S-55 of this prospective supplement. You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Series D Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Listing, market for Series D Preferred Stock	Subject to issuance, we anticipate that our shares of Series D Preferred Stock will be approved for listing on the NYSE Amex under the symbol “MHR.PR.D”. There is no established public trading market for the Series D Preferred Stock and such a market may not develop.

Form	The Series D Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

No conversion rights	The Series D Preferred Stock is not convertible into, or exchangeable for, any of our other property or securities.

Use of proceeds	We estimate that, in the event that shares offered hereunder are sold at $47.00 per share, our proceeds from this offering will be approximately $17.6 million, after deducting the underwriting commissions and estimated expenses of this offering payable by us. We intend to use the net proceeds from the sale of the securities offered by us under this prospectus supplement for capital expenditures, working capital, acquisitions, directly or indirectly, of oil and natural gas properties, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes, which may include among other things redeeming a portion of our outstanding equity interests. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Risk factors	Investing in our Series D Preferred Stock involves certain risks. You should carefully consider the information set forth in the section of this prospectus supplement titled “Risk Factors,” our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2010, as amended, and the other information included in or incorporated in this prospectus supplement before deciding whether to invest in our Series D Preferred Stock.

RISK FACTORS

An investment in our securities involves many risks.  You should carefully consider the following risks and all of the other information contained in this prospectus supplement and the accompanying prospectus before making an investment decision. Additional risks related to us and our securities may be in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In evaluating our company, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows.

Risks Relating to This Offering

The Series D Preferred Stock is a new issuance of securities and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares; the Series D Preferred Stock has no stated maturity date.

The shares of Series D Preferred Stock are a new issuance of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. Subject to issuance, we anticipate that our shares of Series D Preferred Stock will be approved for listing on the NYSE Amex under the symbol “MHR.PR.D.” An active trading market for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series D Preferred Stock will be limited.

The market value of the Series D Preferred Stock could be adversely affected by various factors.

The trading price of the shares of Series D Preferred Stock may depend on many factors, including:

•	market liquidity;

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions; and

•	our financial condition, performance and prospects.

For example, higher market interest rates could cause the market price of the Series D Preferred Stock to decrease.

We could be prevented from paying dividends on the Series D Preferred Stock.

Although dividends on the Series D Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series D Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares, including our Series C Preferred Stock, or any documents governing our indebtedness. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Series D Preferred Stock when payable. The terms of our Series C Preferred Stock prohibit the payment of cash dividends on our equity securities ranking junior to the Series C Preferred Stock, which will include the Series D Preferred Stock, unless all accrued dividends on the Series C Preferred Stock have been paid in full in cash or in kind. Pursuant to our senior credit facility, we may declare and pay dividends on our preferred stock only so long as (i) no event of default exists at the time of, or is caused by, such payment, (ii) after giving effect to such payment, availability under the borrowing base is equal to or greater than the greater of (x) 10% of the borrowing base at the time of the dividend payment and (y) $5,000,000, and (iii) such dividends do not exceed $2,500,000 in any twelve (12) month period. In January 2011, we entered into a temporary waiver under our senior credit facility to allow us to pay more than $2,500,000 in any twelve (12) month period, provided that (A) no event of default exists at the time of, or is caused by, such payment, and (B) after giving effect to such payment, availability under the borrowing base is equal to or greater than 10% of the borrowing base at the time of the dividend payment. This waiver was scheduled to expire on March 31, 2011. On March 14, 2011, we received an extension of this temporary waiver until June 30, 2011. The commitment letter for our proposed new senior credit facility that we intend to enter into in connection with the closing of the NGAS and NuLoch acquisitions would increase the basket for dividend payments to $20,000,000 in any calendar year, subject to similar limitations on remaining borrowing base as we currently have in place under our senior credit facility. We currently intend to close the NGAS acquisition on or about April 12, 2011 and enter into the new senior credit facility at that time, with a borrowing base of $120.0 million. In addition, we intend to close the NuLoch acquisition by April 30, 2011, at which time our borrowing base under the new senior credit facility would be increased to $145.0 million. However, there can be no guarantee that we will enter into the new senior credit facility. As such, we could become unable, on a temporary or permanent basis, to pay dividends on the shares of Series D Preferred Stock. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Series D Preferred Stock. Furthermore, in some circumstances, we may pay dividends in stock rather than cash, and our stock price may be depressed at such time.

The Series D Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.

The Series D Preferred Stock has not been rated by any nationally recognized statistical rating organization. In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series D Preferred Stock will be subordinated to all of our existing and future debt and all future capital stock designated as senior to the Series D Preferred Stock. As of March 16, 2011, our total indebtedness was approximately $53.0 million. We will assume or refinance an additional $56.2 million in debt if the NGAS acquisition is consummated. We may also incur additional indebtedness in the future to finance potential acquisitions or the development of new properties and the terms of the Series D Preferred Stock do not require us to obtain the approval of the holders of the Series D Preferred Stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on our Series D Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to our Series D Preferred Stock and would be required to be paid before any payments could be made to holders of our Series D Preferred Stock.

Investors should not expect us to redeem the Series D Preferred Stock on the date the Series D Preferred Stock becomes redeemable or on any particular date afterwards.

The shares of Series D Preferred Stock have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. By its terms, the Series D Preferred Stock may be redeemed by us at our option either in whole or in part at any time on or after March 21, 2014. Any decision we may make at any time to redeem the Series D Preferred Stock will depend upon, among other things, our evaluation of our capital position, including the composition of our stockholders’ equity and general market conditions at that time.

The Series D Preferred Stock will be subordinate to the Series C Preferred Stock.

The Series C Preferred Stock ranks senior to the Series D Preferred Stock. We have issued an aggregate of 4,000,000 shares of our Series C Preferred Stock, with an aggregate liquidation preference of $100.0 million, that rank senior to our Series D Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution. Accordingly, we must satisfy our obligations to make dividend distributions to the holders of Series C Preferred Stock before we make distributions to holders of the Series D Preferred Stock. In addition, in the event we liquidate, dissolve or wind up our operations, holders of Series C Preferred Stock will be entitled to payment of their liquidation preference before distributions are available to holders of Series D Preferred Stock. As a result, any right that you have to receive any of our assets upon our liquidation or reorganization will be subordinate to the liquidation preference of the Series C Preferred Stock. As of

March 16, 2011, the aggregate liquidation preference on the outstanding Series C Preferred Stock was $100.0 million.

Holders of Series D Preferred Stock have extremely limited voting rights.

Except as expressly stated in the certificate of designations governing the Series D Preferred Stock, as a holder of Series D Preferred Stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action. For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series D Preferred Stock. None of the provisions relating to the Series D Preferred Stock contains any provisions affording the holders of the Series D Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series D Preferred Stock, so long as the terms and rights of the holders of Series D Preferred Stock are not materially and adversely changed. See “Description of the Series D Preferred Stock — Voting Rights” on page S-51 of this prospectus supplement.

The issuance of future offerings of preferred stock may adversely affect the value of our Series D Preferred Stock.

Our certificate of incorporation, as amended, currently authorizes us to issue up to 10,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. Upon the completion of the offering described in this prospectus supplement, we may sell additional shares of our Series D Preferred Stock on terms that may differ from those described in this prospectus supplement. In addition, we intend to seek approval from our stockholders to amend our certificate of incorporation to increase our authorized number of shares of common stock and preferred stock. Accordingly, we may issue additional shares of Series D Preferred Stock and/or other classes of preferred shares that would rank on parity with or senior to the Series D Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution. The issuance of additional preferred shares on parity with or, with the consent of the holders of the Series D Preferred Stock, senior to our Series D Preferred Stock would dilute the interests of the holders of Series D Preferred Stock and any issuance of preferred stock that is senior to the Series D Preferred Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series D Preferred Stock.

This offering is being conducted on a “best efforts” basis.

Our underwriters are offering the Series D Preferred Stock on a “best efforts” basis, and the underwriters are under no obligation to purchase any shares of Series D Preferred Stock for their own account. Our underwriters are not required to sell any specific number or dollar amount of securities in this offering but will use their best efforts to sell the securities offered in this prospectus supplement. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

You may be required to use other sources of funds to pay income taxes in respect of dividends received, or deemed to be received, on the Series D Preferred Stock in certain circumstances.

If we are required to pay dividends on the Series D Preferred Stock in shares of our common stock or additional shares of Series D Preferred Stock and this stock is not marketable at such time, you will be required to satisfy your income tax liability with respect to such dividends from other sources.

For additional information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page S-55 of this prospectus supplement.

Holders of the Series D Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series D Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series D Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series D Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series D Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series D Preferred Stock might decline.

For additional information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page S-55 of this prospectus supplement.

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their Series D Preferred Stock.

If we are a U.S. real property holding corporation at any time within the five-year period preceding a disposition of Series D Preferred Stock by a non-U.S. holder or the holder’s holding period of the stock disposed of, whichever period is shorter, such non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition. If we are a U.S. real property holding corporation, which we expect we are, so long as our Series D Preferred Stock is regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series D Preferred Stock if it holds and has held (during the shorter of the five-year period immediately preceding the date of disposition or the holder’s holding period) not more than 5% of the total outstanding shares of our Series D Preferred Stock.

For additional information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page S-55 of this prospectus supplement.

Our Series D Preferred Stock is not convertible and purchasers may not realize a corresponding benefit if the Company prospers.

Our Series D Preferred Stock is not convertible into our common stock and earns dividends at a fixed rate. Accordingly, the market value of our Series D Preferred Stock may depend on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, our Series D Preferred Stock. Moreover, our right to redeem the Series D Preferred Stock on or after March 21, 2014 or in the event of a change in control could impose a ceiling on its value.

Risks Relating to Our Business

Future economic conditions in the U.S. and global markets may have a material adverse impact on our business and financial condition that we currently cannot predict.

The U.S. and other world economies are slowly recovering from the economic recession that began in 2008. While economic growth has resumed, it remains modest and the timing of an economic recovery is uncertain. There are likely to be significant long- term effects resulting from the recession and credit market crisis, including a future global economic growth rate that is slower than what was experienced in recent years. Unemployment rates remain very high and businesses and consumer confidence levels have not yet fully recovered to pre-recession levels. In addition, more volatility may occur before a sustainable, yet lower, growth rate is achieved. Global economic growth drives demand for energy from all sources, including for oil and natural gas. A lower future economic growth rate will result in decreased demand for our crude oil and natural gas production as well as lower commodity prices, which will reduce our cash flows from operations and our profitability.

Volatility in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The prices we receive for our oil and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities, and therefore their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been extremely volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our daily production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	the current uncertainty in the global economy;

•	changes in global supply and demand for oil and natural gas;

•	the condition of the U.S. and global economy;

•	the actions of certain foreign countries;

•	the price and quantity of imports of foreign oil and natural gas (LNG);

•	political conditions, including embargoes, war or civil unrest in or affecting other oil producing activities of certain countries;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	production or pricing decisions made by the Organization of Petroleum Exporting Countries, or OPEC;

•	weather conditions;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of oil and natural gas that we can produce economically in the future. The higher operating costs associated with many of our oil fields will make our profitability more sensitive to oil price declines. A sustained decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

We have a history of losses and cannot assure you that we will be profitable in the foreseeable future.

Since we entered the oil and gas business in April 2005, through December 31, 2010, we had incurred a cumulative net loss from operations of $41.1 million. We also recorded net losses in the first three quarters of 2010 and in the year ended December 31, 2010. If we fail to generate profits from our operations, we will not be able to sustain our business. We may never report profitable operations or generate sufficient revenue to maintain our company as a going concern.

As we do not yet have significant cash flows from operations and have a limited amount of cash and cash equivalents, we rely on liquidity from our revolving credit facility and equity and debt financings to fund our operations and capital budget, which liquidity may not be available on acceptable terms or at all in the future.

As we do not have significant cash flows from operations, we depend upon borrowings under our revolving credit facility and the availability of equity and debt financing to fund our operations and planned capital expenditures. Borrowings under our revolving credit facility and the availability of equity and debt financing are affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. We cannot predict whether additional liquidity from equity or debt financings beyond our revolving credit facility will be available or acceptable on our terms, or at all, in the foreseeable future.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.

We have acquired a number of properties since June 2009, and consequently, a large amount of our focus has been on assimilating the properties, operations and personnel we have acquired into our organization. Accordingly, there is little operating history upon which to judge our business strategy, our management team or our current operations.

The recent financial crisis may have lasting effects on our liquidity, business and financial condition that we cannot predict.

Liquidity is essential to our business. Our liquidity could be substantially negatively affected by an inability to obtain capital in the long-term or short-term debt or equity capital markets or an inability to access bank financing. A prolonged credit crisis and related turmoil in the global financial system would likely materially affect our liquidity, business and financial condition. The economic situation could also adversely affect the collectability of our trade receivables or performance by our suppliers and cause our commodity hedging arrangements to be ineffective if our counterparties are unable to perform their obligations or seek bankruptcy protection.

Failure to complete the NGAS acquisition or the NuLoch acquisition could negatively impact our stock price and our future business and financial results.

The pending NGAS and NuLoch acquisitions are our largest acquisitions to date and as such may consume a significant amount of our management resources. Further, the NuLoch acquisition represents an expansion of our operations into a new geographic core area, with operating conditions and a regulatory environment that may not be as familiar to us as our existing core operating areas.

The success of the NGAS acquisition and NuLoch acquisition will depend, in part, on our ability to realize the anticipated benefits from integrating NGAS’ and NuLoch’s business with our existing businesses. The integration process may be complex, costly and time-consuming. To realize these anticipated benefits, we must successfully combine the businesses of NGAS and NuLoch in an efficient and effective manner. If we are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the acquisitions may not be realized fully, or at all, or may take longer to realize than expected. We will also incur significant costs in connection with the NGAS acquisition and the NuLoch acquisition. The substantial majority of these costs will be non-recurring transaction expenses and costs. In addition, in connection with the NGAS acquisition, approximately $56.2 million of NGAS liabilities will be assumed or will be refinanced under a new senior credit facility. We anticipate that under this new senior credit facility, our initial borrowing base would be $120.0 million upon the closing of the NGAS acquisition and would be increased to $145.0 million upon the closing of the NuLoch acquisition.

If the NGAS and NuLoch acquisitions are consummated we may be unable to timely and successfully integrate our operations, which may cause our future financial performance to suffer and we may fail to realize all of the anticipated benefits of these acquisitions.

We cannot guarantee that we will successfully integrate the operations of NGAS and NuLoch into our existing operations if these acquisitions are consummated. Failure to achieve such planned results could adversely affect our operations and cash flows available for distribution to our security holders, including the

Series D Preferred Stock. The integration of the NGAS and NuLoch acquisitions with our existing business involves numerous risks, including:

•	operating a significantly larger combined organization and integrating additional midstream operations into our existing operations;

•	difficulties in the assimilation of the assets and operations of the acquired businesses;

•	the diversion of management’s attention from other existing business concerns;

•	the loss of customers or key employees from the acquired businesses;

•	the failure to realize expected synergies and cost savings;

•	coordinating geographically disparate organizations, systems and facilities;

•	integrating personnel from diverse business backgrounds and organizational cultures; and

•	consolidating corporate and administrative functions.

If we complete the NuLoch acquisition we will expand our operations into Canada, which will subject us to additional regulations and risks from foreign operations, including currency fluctuations which could impact our financial position and results of operations.

We presently operate solely in the United States, primarily in the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. A portion of NuLoch’s operations are in Canada. If the NuLoch acquisition is consummated we will expand our operations into portions of Canada which will expose us to a new regulatory environment and risks from foreign operations. Some of these additional risks include, but are not limited to:

•	increases in taxes and governmental royalties;

•	currency restrictions and exchange rate fluctuations;

•	legal and governmental regulatory requirements;

•	the loss of customers or key employees from the acquired businesses;

•	difficulties and costs of staffing and managing international operations; and

•	language and cultural differences.

Our operations require significant amounts of capital and additional financing may be necessary in order for us to continue our exploration activities, including meeting certain drilling obligations under our existing lease obligations.

Our cash flow from our reserves, if any, may not be sufficient to fund our ongoing activities at all times. From time to time, we may require additional financing in order to carry out our oil and gas acquisitions, exploration and development activities. Failure to obtain such financing on a timely basis could cause us to forfeit our interest in certain properties as a result of not fulfilling our existing drilling commitments. Certain of our undeveloped leasehold acreage is subject to leases that will expire unless production is established or we meet certain capital expenditure and drilling requirements. If our revenues from our reserves decrease as a result of lower oil and natural gas prices or otherwise, it will affect our ability to expend the necessary capital to replace our reserves or to maintain our current production. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or available to us on favorable terms.

If our access to oil and gas markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases. Our ability to sell natural gas and/or receive market prices for our natural gas may be adversely affected by pipeline and gathering system capacity constraints.

Market conditions or the restriction in the availability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. Our productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas may have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

If drilling in the Marcellus Shale, Eagle Ford Shale and Bakken Shale areas proves to be successful, the amount of oil and natural gas being produced by us and others could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in these areas. If this occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned for the Marcellus Shale, Eagle Ford Shale and Bakken Shale areas may not occur for lack of financing. In addition, capital constraints could limit our ability to build intrastate gathering systems necessary to transport our gas to interstate pipelines. In such event, we might have to shut in our wells awaiting a pipeline connection or capacity and/or sell natural gas production at significantly lower prices than those quoted on NYMEX or than we currently project for these specific regions, which would adversely affect our results of operations.

A portion of our natural gas and oil production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could temporarily adversely affect our cash flow.

We depend on a relatively small number of purchasers for a substantial portion of our revenue. The inability of one or more of our purchasers to meet their obligations may adversely affect our financial results.

We derive a significant amount of our revenue from a relatively small number of purchasers. Our inability to continue to provide services to key customers, if not offset by additional sales to our other customers, could adversely affect our financial condition and results of operations. These companies may not provide the same level of our revenue in the future for a variety of reasons, including their lack of funding, a strategic shift on their part in moving to different geographic areas in which we do not operate or our failure to meet their performance criteria. The loss of all or a significant part of this revenue would adversely affect our financial condition and results of operations.

Shortages of oil field equipment, services and qualified personnel could reduce our cash flow and adversely affect results of operations.

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices and activity levels in new regions, causing periodic shortages. During periods of high oil and gas prices, we have experienced shortages of equipment, including drilling rigs and completion equipment, as demand for rigs and equipment has increased along with higher commodity prices and increased activity levels. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, oilfield equipment and services and personnel in our exploration and production operations. These types of shortages or price increases could significantly decrease our profit margin, cash flow and operating results and/or restrict or delay our ability to drill those wells and conduct those operations that we currently have planned and budgeted, causing us to miss our forecasts and projections.

We cannot control activities on properties that we do not operate and are unable to control their proper operation and profitability.

We do not operate all of the properties in which we own an ownership interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these non-operated properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could reduce our production, revenues and reserves. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including:

•	the nature and timing of the operator’s drilling and other activities;

•	the timing and amount of required capital expenditures;

•	the operator’s geological and engineering expertise and financial resources;

•	the approval of other participants in drilling wells; and

•	the operator’s selection of suitable technology.

Our development and exploration operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and natural gas reserves.

The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for, and development, production and acquisition of, oil and natural gas reserves. To date, we have financed capital expenditures primarily with proceeds from bank borrowings, cash generated by operations and proceeds from preferred and common stock equity offerings. We intend to finance our future capital expenditures with a combination of the sale of common and preferred equity, asset sales, cash flow from operations and current and new financing arrangements with our banks. Our cash flow from operations and access to capital is subject to a number of variables, including:

•	our proved reserves;

•	the amount of oil and natural gas we are able to produce from existing wells;

•	the prices at which oil and natural gas are sold; and

•	our ability to acquire, locate and produce new reserves.

If our revenues decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may need to seek additional financing in the future. In addition, we may not be able to obtain debt or equity financing on terms favorable to us, or at all, depending on market conditions. The failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves. Also, our senior credit facility contains covenants that restrict our ability to, among other things, materially change our business, approve and distribute dividends, enter into certain transactions with affiliates, create or acquire additional subsidiaries, incur indebtedness, sell assets, make loans to others, make investments, enter into mergers, incur liens, and enter into agreements regarding swap and other derivative transactions.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations, and we may not have enough insurance to cover all of the risks that we may ultimately face.

We maintain insurance coverage against some, but not all, potential losses to protect against the risks we foresee. We do not carry business interruption insurance. We may elect not to carry certain types or amounts of insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, it is not possible to insure fully against pollution and environmental risks.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition, results of operations and cash flows. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us. If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our business, financial condition, results of operations and cash flows.

We have limited management and staff and will be dependent upon partnering arrangements.

We have a total of approximately 180 full-time and 8 part-time employees as of March 16, 2011. Despite this number of employees, we expect that we will continue to require the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:

•	the possibility that such third parties may not be available to us as and when needed; and

•	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations could be materially adversely affected.

Our business may suffer if we lose key personnel.

Our operations depend on the continuing efforts of our executive officers and senior management. Our business or prospects could be adversely affected if any of these persons does not continue in their management role with us and we are unable to attract and retain qualified replacements. Additionally, we do not carry key person insurance for any of our executive officers or senior management.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition and results of operations.

Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our costs of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures could be materially and adversely affected by any factor that may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	unusual or unexpected geological formations;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel;

•	equipment malfunctions, failures or accidents;

•	unexpected operational events and drilling conditions;

•	pipe or cement failures;

•	casing collapses;

•	lost or damaged oilfield drilling and service tools;

•	loss of drilling fluid circulation;

•	uncontrollable flows of oil, natural gas and fluids;

•	fires and natural disasters;

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	oil and natural gas property title problems; and

•	market limitations for oil and natural gas.

If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

We operate in a highly competitive environment for acquiring properties, exploiting mineral leases, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in an efficient manner even in a highly competitive environment. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

We have limited experience in drilling wells to the Marcellus Shale, Eagle Ford Shale and Bakken Shale and limited information regarding reserves and decline rates in the Marcellus Shale, Eagle Ford Shale and Bakken Shale. Wells drilled to these shale areas are more expensive and more susceptible to mechanical problems in drilling and completion techniques than wells in conventional areas.

We have limited experience in the drilling and completion of Marcellus Shale, Eagle Ford Shale and Bakken Shale wells, including limited horizontal drilling and completion experience. Other operators in the Marcellus Shale, Eagle Ford Shale and Bakken Shale plays may have significantly more experience in the drilling and completion of these wells, including the drilling and completion of horizontal wells. In addition, we have limited information with respect to the ultimate recoverable reserves and production decline rates in these areas. The wells drilled in Marcellus Shale, Eagle Ford Shale and Bakken Shale are primarily horizontal and require more stimulation, which makes them more expensive to drill and complete. The wells will also be more susceptible to mechanical problems associated with the drilling and completion of the wells, such as casing collapse and lost equipment in the wellbore due to the length of the lateral portions of these unconventional wells. The fracturing of these shale formations will be more extensive and complicated than fracturing geological formations in conventional areas of operation.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Our prospects are in various stages of evaluation. There is no way to predict with certainty in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable, particularly in light of the current economic environment. The use of seismic data and other technologies, and the study of producing fields in the same area, will not enable us to know conclusively before drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercially viable quantities. Moreover, the analogies we draw from available data from other wells, more fully explored prospects or producing fields may not be applicable to our drilling prospects.

New technologies may cause our current exploration and drilling methods to become obsolete.

The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are unable to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.

Our indebtedness could adversely affect our financial condition and our ability to operate our business.

As of March 16, 2011, our outstanding indebtedness was approximately $53.0 million. If the NGAS acquisition closes we will assume or refinance an additional $56.2 million in debt. We will incur additional debt from time to time, and such borrowings may be substantial. Our debt could have material adverse consequences to us, including the following:

•	it may be difficult for us to satisfy our obligations, including debt service requirements under our credit agreements;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements and other general corporate purposes may be impaired;

•	a significant portion of our cash flow is committed to payments on our debt, which will reduce the funds available to us for other purposes, such as future capital expenditures;

•	we are more vulnerable to price fluctuations and to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited; and

•	our ability to capitalize on business opportunities, and to react to competitive pressures, as compared to others in our industry, may be limited.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending on reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations.

Product price derivative contracts may expose us to potential financial loss.

To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and will likely in the future enter into derivative contracts in order to economically hedge a portion of our oil and natural gas production. Derivative contracts expose us to risk of financial loss in some circumstances, including when:

•	production is less than expected;

•	the counterparty to the derivative contract defaults on its contract obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, these derivative contracts may limit the benefit we would receive from increases in the prices for oil and natural gas. Under the terms of our senior credit facility, the percentage of our total production volumes with respect to which we will be allowed to enter into derivative contracts is limited, and we therefore retain the risk of a price decrease for our remaining production volume. Information as to these activities is set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk Management,” and in Note 4, “Financial Instruments and Derivatives,” to the consolidated financial statements in our Form 10-K for the year ended December 31, 2010.

If oil and natural gas prices decline, we may be required to take additional write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.

There is a risk that we will be required to write down the carrying value of our oil and gas properties, which would reduce our earnings and stockholders’ equity. We account for our crude oil and natural gas exploration and development activities using the successful efforts method of accounting. Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties. If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value. Any such charge will not affect our cash flow from operating activities, but will reduce our earnings and stockholders’ equity.

Write-downs could occur if oil and gas prices decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results. Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. It is likely that the cumulative effect of a write-down could also negatively impact the value of our securities, including our common stock.

The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze and the determination that commercial reserves have been discovered requires both judgment and industry experience. Wells may be completed that are assumed to be productive but may actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. Future wells are drilled that target geological structures that are both developmental and exploratory in nature. A subsequent allocation of costs is then required to properly account for the results. The evaluation of oil and gas leasehold acquisition costs requires judgment to estimate the fair value of these costs with reference to drilling activity in a given area.

We review our oil and gas properties for impairment annually or whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil or gas prices increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record an impairment of the book values associated with oil and gas properties.

Restrictive covenants in our senior credit facility may restrict our ability to pursue our business strategies.

Our senior credit facility with our lenders contains certain negative covenants that, among other things, restrict our ability to, with certain exceptions:

•	incur indebtedness;

•	grant liens;

•	make certain payments;

•	change the nature of our business;

•	dispose of all or substantially all of our assets or enter into mergers, consolidations or similar transactions;

•	make investments, loans or advances;

•	pay cash dividends on our preferred stock, unless certain conditions are met, which are described above in the risk factor entitled “We could be prevented from paying dividends on the Series D Preferred Stock”; and

•	enter into transactions with affiliates.

Our senior credit facility also requires us to satisfy certain affirmative financial covenants, including maintaining:

•	an EBITDAX to interest ratio of not less than 2.5 to 1.0;

•	a debt to EBITDAX ratio of not more than 4.0 to 1.0 for each fiscal quarter ending during the remaining term of the senior credit facility; and

•	a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0.

We are also required to enter into certain commodity price hedging agreements pursuant to the terms of the credit facility.

Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing or reduce our expenditures. We cannot assure you that such waivers, amendments or alternative financings could be obtained or, if obtained, would be on terms acceptable to us.

Our obligations under our senior credit facility are secured by substantially all of our assets, and any failure to meet our debt obligations would adversely affect our business and financial condition.

Certain of our subsidiaries, including PRC Williston LLC, Sharon Hunter Resources, Inc., Triad Hunter, LLC and Eureka Hunter Pipeline, LLC, have each guaranteed the performance of our obligations under our senior credit facility, and we have collateralized our obligations under the senior credit facility through our grant of a first priority security interest in our ownership interests in these subsidiaries and substantially all of our oil and gas properties, subject only to certain permitted liens.

Our ability to meet our debt obligations under the senior credit facility will depend on the future performance of our properties, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. Our failure to service this debt could result in a default under the senior credit facility, which could result in the loss of our ownership interests in the guarantor subsidiaries and our oil and gas assets and otherwise materially adversely affect our business, financial condition and results of operations.

We are subject to complex federal, state and local laws and regulations, including environmental laws, which could adversely affect our business.

Exploration for and development, exploitation, production and sale of oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax laws and environmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws, regulations or incremental taxes and fees, could harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations.

It is possible that new taxes on our industry could be implemented and/or tax benefits could be eliminated or reduced, reducing our profitability and available cash flow. In addition to the short-term negative impact on our financial results, such additional burdens, if enacted, would reduce our funds available for reinvestment and thus ultimately reduce our growth and future oil and natural gas production.

Matters subject to regulation include oil and gas production and saltwater disposal operations and our processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials, discharge permits for drilling operations, spacing of wells, environmental protection and taxation. We could incur significant costs as a result of violations of or liabilities under environmental or other laws, including third party claims for personal injuries and property damage, reclamation costs, remediation and clean-up costs resulting from oil spills and discharges of hazardous materials, fines and sanctions, and other environmental damages.

Enactment of legislative or regulatory proposals under consideration could negatively affect our business.

Numerous legislative and regulatory proposals affecting the oil and gas industry have been proposed or are under consideration by the current federal administration, Congress and various federal agencies. Among these proposals are: (1) climate change legislation introduced in Congress, Environmental Protection Agency regulations, carbon emission “cap-and-trade” regimens, and related proposals, none of which has been adopted in final form; (2) proposals contained in the President’s 2012 budget to repeal various tax deductions available to oil and gas producers, such as the current tax deduction for intangible drilling and development costs, which if eliminated could raise the cost of energy production, reduce energy investment and affect the economics of oil and gas exploration and production activities; and (3) legislation being considered by Congress that would subject the process of hydraulic fracturing to federal regulation under the Safe Drinking Water Act. Generally, any such future laws and regulations could result in increased costs or additional operating restrictions, and could have an effect on future demand for oil and gas or on oil and gas prices. Until any such legislation or regulations are enacted or adopted, it is not possible to gauge their impact on our future operations or our results of operations and financial condition.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Hydraulic fracturing is an important and necessary process in the completion of unconventional oil and natural gas wells in shale formations. This process involves the injection of water, sand and chemicals under pressure into rock formations to stimulate production. Sponsors of two companion bills, which are currently pending in the House Energy and Commerce Committee and the Senate Committee on Environment and Public Works Committee have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, this legislation, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens. Several states are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. The adoption of any future federal or state laws or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process would make it more difficult and more expensive to complete new wells in shale formations and would increase our costs of compliance and doing business.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the oil, natural gas and NGLs that we produce.

A variety of regulatory developments, proposals or requirements and legislative initiatives have been introduced in the United States that are focused on restricting the emission of carbon dioxide, methane and other greenhouse gases. On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce emissions of greenhouse gases in the United States, including carbon dioxide and methane. The U.S. Senate has begun work on its own legislation for controlling and reducing greenhouse gas emissions in the United States. Although it is not possible at this time to predict whether or when the Senate may act on climate change legislation, how any bill passed by the Senate would be reconciled with ACESA, or how federal legislation may be reconciled with state and regional requirements, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the oil, natural gas and NGLs that we produce.

In 2007, the U.S. Supreme Court held in Massachusetts, et al. v. EPA that greenhouse gas emissions may be regulated as an “air pollutant” under the federal Clean Air Act. On December 15, 2009, the U.S. Environmental Protection Agency, or EPA, officially published its findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. Since December 2009, the EPA has issued regulations that, among other things, require a reduction in emissions of greenhouse gases from motor vehicles and that impose greenhouse gas emission limitations in Clean Air Act permits for certain stationary sources. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010 and in subsequent years. On November 9, 2010, the EPA expanded its greenhouse reporting rule to include onshore petroleum and natural gas production, offshore petroleum and natural gas production, onshore natural gas processing, natural gas transmission, underground natural gas storage, liquefied natural gas storage, liquefied natural gas import and export, and natural gas distribution facilities. Under these rules, reporting of greenhouse gas emissions from such facilities is required on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011.

Although it is not possible at this time to predict whether proposed legislation or regulations will be adopted as initially written, if at all, or how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions. Any additional costs or operating restrictions associated with legislation or regulations regarding greenhouse gas emissions could have a material adverse effect on our business, financial condition and results of operation. In addition, these developments could curtail the demand for fossil fuels such as oil and gas in areas of the world where our customers operate and thus adversely affect demand for our products and services, which may in turn adversely affect our future results of operations.

We must obtain governmental permits and approvals for our drilling operations, which can be a costly and time consuming process, which may result in delays and restrictions on our operations.

Regulatory authorities exercise considerable discretion in the timing and scope of specific permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of our exploration or production operations. For example, we are often required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that proposed exploration for or production of oil or natural gas, pipeline construction, gas processing facilities and associated well production equipment may have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our operations or to do so profitably.

Our operations expose us to substantial costs and liabilities with respect to environmental matters.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations governing the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling or midstream construction activities commence, restrict the types, quantities and concentration of substances that can be released into the environment in connection with our drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution that may result from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory or remedial obligations or injunctive relief. Under existing environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether the release resulted from our operations, or our operations were in compliance with all applicable laws at the time they were performed. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our competitive position, financial condition and results of operations.

The adoption of derivatives legislation by Congress and related regulations could have an adverse impact on our ability to hedge risks associated with our business.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act. The Act provides for new statutory and regulatory requirements for derivative transactions, including certain oil and gas hedging transactions. In particular, the Act includes a requirement that certain hedging transactions be cleared on exchanges and a requirement to post cash collateral for such transactions, although it is unclear whether the Act will apply to contracts for the sale of oil and gas for future delivery. The Act also provides for a potential exception from these clearing and cash collateral requirements for commercial end-users. However, many of the key concepts and defined terms under the Act must be delineated by rules and regulations to be adopted by the Commodities Futures Trading Commission, or the CFTC, and other applicable regulatory agencies. As a consequence, it is difficult to predict the effect the Act may have on our hedging activities. Depending on the rules and definitions adopted by the CFTC, we might be required to provide cash collateral for our commodities hedging transactions. Such a requirement could result in significant liquidity issues by reducing our ability to use cash for investment or other corporate purposes. Moreover, our senior credit facility, which requires us to enter into swap agreements covering at least 60% of our anticipated production from proved developed producing reserves, expressly prohibits our ability to provide cash collateral in connection with such agreements. In addition, a requirement to post cash collateral for hedging transactions could limit our ability to execute strategic hedges, which would result in increased commodity price uncertainty and volatility in our future cash flows.

Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

Among the changes contained in President Obama’s 2012 budget proposal released by the White House on February 14, 2011, is the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Such changes include, but are not limited to:

•	the repeal of the percentage depletion allowance for oil and gas properties;

•	the elimination of current deductions for intangible drilling and development costs;

•	the elimination of the deduction for certain U.S. production activities; and

•	an extension of the amortization period for certain geological and geophysical expenditures.

It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective

The Close Big Oil Tax Loophole Act, which was introduced in the Senate in February 2011, includes many of the same proposals but is limited to taxpayers with annual gross revenues in excess of $100.0 million. It is unclear whether any of the foregoing changes will actually be enacted or how soon any such changes could become effective. The passage of any legislation as a result of the budget proposal, the Senate bill, or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.

Acquired properties may not be worth what we pay due to uncertainties in evaluating recoverable reserves and other expected benefits, as well as potential liabilities.

Successful property acquisitions require an assessment of a number of factors beyond our control. These factors include exploration and development potential, future oil and natural gas prices, operating costs, and potential environmental and other liabilities. These assessments are complex and inherently imprecise. Our review of the properties we acquire may not reveal all existing or potential problems. In addition, our review may not allow us to fully assess the potential deficiencies of the properties. We do not typically inspect every well, and even when we inspect a well we may not discover structural, subsurface, or environmental problems that may exist or arise. We may not be entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and our contractual indemnification may not be effective. Often, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties by the previous owners. If an acquired property is not performing as originally estimated, we may have an impairment which could have a material adverse effect on our financial position and future results of operations.

Our recent acquisitions and any future acquisitions may not be successful, may substantially increase our indebtedness and contingent liabilities, and may create integration difficulties.

As part of our business strategy, we have acquired and intend to continue to acquire businesses or assets we believe complement our existing operations and business plan. We may not be able to successfully integrate these acquisitions into our existing operations or achieve the desired profitability from such acquisitions. These acquisitions may require substantial capital expenditures and the incurrence of additional indebtedness which may change significantly our capitalization and results of operations. Further, these acquisitions could result in:

•	post-closing discovery of material undisclosed liabilities of the acquired business or assets;

•	the unexpected loss of key employees or customers from the acquired businesses;

•	difficulties resulting from our integration of the operations, systems and management of the acquired business; and

•	an unexpected diversion of our management’s attention from other operations.

If acquisitions are unsuccessful or result in unanticipated events or if we are unable to successfully integrate acquisitions into our existing operations, such acquisitions could adversely affect our results of operations and cash flow. The process of integrating our operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our existing business. If management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

Our growth has been attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

•	recoverable reserves;

•	exploration and development potential;

•	future oil and natural gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies within the time frame required to complete the transactions. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in the south Texas, Ohio/West Virginia and North Dakota regions, we are pursuing and expect to continue to pursue acquisitions of properties located in other geographic areas.

Our current Eureka Hunter midstream operations and the expected future expansion of these operations, which include or will include natural gas gathering operations and a natural gas processing plant, subject us to additional governmental regulations.

We are currently constructing our Eureka Hunter pipeline, which will provide intrastate gas gathering services in support of our and other upstream producers’ operations in West Virginia and possibly Ohio. We have completed the first phase of the initial section of the pipeline and anticipate further expansion of the pipeline in 2011, which expansion will be determined by various factors, including the completion of construction, securing regulatory and governmental approvals, resolving any land management issues and connecting the pipeline to the producing sources of natural gas. We have also contracted for the construction of a gas processing facility which we anticipate will receive gas from the Eureka Hunter pipeline. Such facility is in the early stages of design and construction and is anticipated to be delivered in the latter part of 2011.

The construction and operation of the Eureka Hunter pipeline and gas processing facility involve numerous regulatory, environmental, political and legal uncertainties beyond our control and require the expenditure of significant amounts of capital. There can be no assurance that these projects will be completed on schedule or at the budgeted cost, or at all. The operations of our gathering system, including the Eureka Hunter pipeline, in addition to the gas processing facility, are also subject to stringent and complex federal, state and local environmental laws and regulations. These laws and regulations can restrict or impact our business activities in many ways, including restricting the manner in which we dispose of substances, requiring remedial action to remove or mitigate contamination, and requiring capital expenditures to comply with control requirements. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where substances and wastes have been disposed or otherwise released. Moreover, there exists the possibility for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or wastes into the environment.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations including releases of substances into the environment, and waste disposal practices. For example, an accidental release from the Eureka Hunter pipeline or our gas processing facility under construction could subject us to substantial liabilities arising from environmental cleanup, restoration costs and natural resource damages, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover some or any of these costs from insurance.

FORWARD-LOOKING STATEMENTS

The statements and information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, budgets, projected costs, capital expenditures, savings and plans, competition, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. In addition, with respect to our pending acquisitions of NGAS and NuLoch, forward-looking statements include, but are not limited to, statements regarding the expected timing of the completion of the proposed transactions; the ability to complete the proposed transactions considering the various closing conditions; the benefits of such transactions and their impact on our business; and any statements or assumptions underlying any of the foregoing. In addition, if and when either proposed transaction is consummated, there will be risks and uncertainties related to our ability to successfully integrate our operations and employees and the acquired business. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled “Risk Factors” above and elsewhere in this prospectus supplement, accompanying prospectus and the documents we have incorporated by reference herein.

Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among other things: adverse economic conditions in the United States and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

With respect to our pending acquisitions, factors, risks and uncertainties that may cause our actual results, performance or achievements to vary materially from those anticipated in forward-looking statements include, but are not limited to, the risk that either proposed transaction will not be consummated; failure to satisfy any of the conditions to either proposed transaction, such as in the case of the NGAS transaction the inability to obtain the requisite approvals of the NGAS shareholders and the Supreme Court of British Columbia, or in the case of the NuLoch transaction the inability to obtain the requisite approvals of NuLoch’s shareholders, our shareholders and the Court of Queen’s Bench of Alberta; adverse effects on the market price of our common stock and on our operating results because of a failure to complete either proposed transaction; failure to realize the expected benefits of either proposed transaction; negative effects of announcement or consummation of either proposed transaction on the market price of our common stock; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect us or NGAS or NuLoch following the proposed transaction; and other factors. These factors are in addition to the risks described in our public filings made from time to time with the Securities and Exchange Commission. Most of these factors are difficult to anticipate and beyond our control.

Because forward-looking statements are subject to risks and uncertainties, our actual results may differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this prospectus supplement. Other unknown or unpredictable factors may cause our actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $17.6 million from the sale of the Series D Preferred Stock offered by this prospectus supplement and the accompanying prospectus, after deducting our estimated offering expenses and the estimated underwriting commissions.

We intend to use the net proceeds from the sale of the securities offered by us under this prospectus supplement for capital expenditures, working capital, acquisitions, directly or indirectly, of oil and natural gas properties, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes, which may include among other things redeeming a portion of our outstanding equity interests. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents our selected historical consolidated financial and operating data. The historical consolidated financial data as of, and for the years ended, December 31, 2010, 2009 and 2008 are derived from our audited consolidated financial statements for those periods.

The information in the following table is only a summary and is not indicative of the results of our future operations. You should read the following information together with our Annual Report on Form 10-K, as amended, for the year ended December 31, 2010 and the other information that we have filed with the SEC and incorporated by reference herein. See “Where You Can Find More Information” beginning on page S-66 of this prospectus supplement.

	Year Ended December 31,
	2010	2009	2008
	(In thousands, except operating data)

Income Statement Data
Revenues	$32,724	$6,844	$11,590
Net Income (loss)	(13,800)	(15,124)	(6,886)
Earnings (Loss) per share: Basic and Diluted	(0.25)	(0.39)	(0.21)
Cash dividends declared per common share	—	—	—
Statement of Cash Flows Data
Net cash provided by (used in)
Operating activities	$(1,167)	$3,372	$3,437
Investing activities	(118,281)	(16,624)	(10,379)
Financing activities	117,720	9,413	(2,338)
Balance Sheet Data
Property, equipment, net, successful efforts method	$232,261	$46,410	$39,134
Total assets	248,967	66,584	61,665
Total debt	33,151	13,044	21,520
Redeemable preferred stock	70,236	5,374	—
Shareholders’ equity	103,322	39,318	35,078
Operating Data
Production Data
Crude Oil (MBbls)	316	115	111
Natural Gas (MMcfs)	952	191	130
Total Production in Barrels of Oil Equivalent
Total (MBoe)	475	146	132
Average realized sales prices
Crude Oil (per Bbl)	$72.41	$53.56	$86.92
Natural Gas (per Mcf)	5.07	2.46	4.36
Total average price (per Boe)	$58.37	$45.11	$76.96
Lifting Costs (per Boe)	$26.75	$29.89	$35.78

PROVED RESERVES

The following table summarizes our proved reserves as of December 31st for each of the three previous years. Our proved reserves estimates for all of our oil and gas properties were prepared in accordance with the definitions and guidelines of the SEC. We have also included pro-forma proved reserves information as of December 31, 2010 to take into account the proved reserves information of both NGAS and NuLoch.

Magnum Hunter Proved Reserves

	As of December 31,
	2010	2009	2008

Proved Oil and Natural Gas Reserves(1)
Crude Oil (MBbls)	6,824	3,822	1,862
Natural Gas (MMcf)	39,452	9,364	4,253
Natural Gas Liquids (MBbls)	—	787	547

Total per Barrel of Oil Equivalent (Mboe)	13,399	6,170	3,118

Pro Forma Proved Reserves

	As of December 31, 2010
	Oil	Gas	NGL	Total
	MBbls	MMcf	MBbls	Mboe

Magnum Hunter	6,824	39,452	—	13,399
NuLoch(2),(3)	4,188	4,661	2	4,967
NGAS(2),(4)	801	49,294	2,005	11,022
Pro Forma Proved Reserves	11,813	93,407	2,007	29,388

(1)	Proved oil and natural gas reserves have not been adjusted for the effect of discontinued operations.

(2)	The estimates of the proved reserves of NGAS and NuLoch are based upon engineering reports prepared by those companies’ independent petroleum consultants, as discussed further in the section entitled “Experts” of this prospectus supplement. We have not reviewed or verified those estimates or the related reports.

(3)	Represents the estimates of the proved reserves of NuLoch as determined under applicable Canadian rules and regulations as adjusted for SEC pricing.

(4)	NGAS proved reserves based on assumed reduced gathering fee expense, in accordance with the agreement among Magnum Hunter, NGAS and the third party for the reduced gathering fee, as described under “Recent Developments”.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma combined financial data are derived from our consolidated financial statements and certain historical financial data in respect of various assets acquired or to be acquired by us. The unaudited pro forma combined balance sheet as of December 31, 2010 has been prepared assuming the acquisition of the PostRock assets, NGAS, and NuLoch and all necessary ancillary transactions had been consummated on December 31, 2010. The unaudited pro forma combined income statement for the year ended December 31, 2010 has been prepared assuming the acquisition of the PostRock assets, NGAS, and NuLoch and all necessary ancillary transactions had been consummated as of January 1, 2010. The pro forma adjustments set forth on the attached unaudited pro forma combined balance sheet and unaudited pro forma combined income statement reflect the following as if they occurred on the dates hereinabove set forth:

(1) PostRock, NGAS, and NuLoch acquisitions. The first and second completed phases of the acquisition of the PostRock assets as described in the purchase and sale agreement dated December 24, 2010, the NGAS acquisition as described in the arrangement agreement dated December 23, 2010, and the NuLoch acquisition as described in the arrangement agreement dated January 19, 2011.

(2) Incurrence of indebtedness under the proposed new senior credit facility to be entered into pursuant to and as described in the commitment letter from Bank of Montreal dated January 13, 2011.

(3) Issuance of common stock upon the closing dates of the acquisition of the PostRock assets, NGAS, and NuLoch.

(4) Payment of change of control compensation in the NGAS and NuLoch acquisitions.

The unaudited pro forma balance sheet reflects the preliminary adjustments to record the estimated fair values of the assets and liabilities acquired in the acquisitions of the PostRock assets, NGAS and NuLoch. The final entries, and the resulting effect on our balance sheet as well as items in our income statements, may differ based on the actual determination of the fair values of the assets acquired and liabilities assumed.

Transaction costs related to these acquisitions will be recorded as expenses in the periods in which these costs are incurred. These expenses are not included in the unaudited pro forma combined income statements.

The unaudited pro forma combined financial data should be read in conjunction with the notes thereto and with our consolidated financial statements and the notes thereto as filed in our Annual Report on Form 10-K for the year ended December 31, 2010.

The unaudited pro forma combined financial data are not indicative of the financial position or our results of operations which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, changes in prices paid for oil and natural gas, future acquisitions, drilling activity and other factors.

The unaudited pro forma combined financial data include financial information received from PostRock, NGAS and NuLoch and such financial information has been accepted and incorporated as presented without independent verification of such financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2010

									NuLoch			Combined	Combined
									Resources			Pro Forma	Pro Forma
			NuLoch						Conversion		NuLoch	for Magnum	for Magnum
	Magnum	NGAS	Resources		PostRock		NGAS		to US GAAP		Resources	Hunter,	Hunter,
	Hunter	Resources	Historical		Pro Forma		Pro Forma		and USD		Pro Forma	NGAS and	NGAS, PostRock
	Historical	Historical	(CAN $)		Adjustments		Adjustments		Adjustments		Adjustments	PostRock	and NuLoch

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$554,186	$6,844,475	$9,673,000		$—		$—	(4)	$14,510		$—	$7,398,661	$17,086,171
Accounts receivable	11,705,046	5,640,891	5,200,000		—		—	(4)	(319,690)		—	17,345,937	22,226,247
Notes receivable	—	6,766,451	—		—	(2)	(6,766,451)		—		—	—	—
Prepaids and other current assets	867,013	552,741	507,000	(1)	2,658		—	(4)	761		—	1,422,412	1,930,173

Total current assets	13,126,245	19,804,558	15,380,000		2,658		(6,766,451)		(304,419)		—	26,167,010	41,242,591

PROPERTY AND EQUIPMENT (Net of Accumulated Depletion and Depreciation):
Oil and natural gas properties, successful efforts accounting	189,911,500	174,630,484	101,149,000	(1)	13,334,502	(2)	(60,824,175	)(4)	(15,953,398	)(3)	356,535,437	317,052,311	758,783,350
Equipment and other fixed assets	42,689,125	9,475,659	330,000	(1)	3,750	(2)	1,279,170	(4)	495		—	53,447,704	53,778,199

Total property and equipment, net	232,600,625	184,106,143	101,479,000		13,338,252		(59,545,005)		(15,952,903)		356,535,437	370,500,015	812,561,549

OTHER ASSETS:
Other assets	561,711	258,945	—		—		—		—		—	820,656	820,656
Deferred financing costs, net of amortization	2,678,244	750,462	—		—	(2)	(937,456)		—		—	2,491,250	2,491,250
Deferred tax asset	—	—	6,380,000		—		—	(4)	6,737,647	(3)	(13,117,647)	—	—

Total assets	$248,966,825	$204,920,108	$123,239,000		$13,340,910		$(67,248,912)		$(9,519,675)		$343,417,790	$399,978,931	$857,116,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$29,839,557	$5,562,836	$4,053,000		$—		$—	(4)	$6,080		$—	$35,402,393	$39,461,473
Accrued liabilities	3,914,136	6,134,962	13,399,000	(1)	369,805	(2)	8,681,578	(4)	20,099	(3)	7,032,198	19,100,481	39,551,778
Revenue payable		2,629,999	—		—		—		—		—	2,629,999	2,629,999
Current portion of notes payable	7,132,455	53,298,857	—		—	(2)	(53,298,857)		—		—	7,132,455	7,132,455
Warrant liability	—	—	—		—	(2)	1,279,834		—		—	1,279,834	1,279,834
Derivative liability	718,771	2,615,847	—		—	(2)	(2,615,847)		—		—	718,771	718,771

Total current liabilities	44,234,918	67,612,502	17,452,000		369,805		(45,953,292)		26,179		7,032,198	66,263,933	90,774,310

Deferred compensation	—	985,716	—		—	(2)	(985,716)		—		—	—	—
Deferred income tax	—	9,534,798	—		—	(2)	(9,534,798)		—	(3)	117,756,387	—	117,756,387
Payable on sale of partnership	640,695	—	—		—		—		—		—	640,695	640,695
Notes payable, less current portion	26,018,615	5,953,259	—	(1)	5,763,983	(2)	47,725,685		—		—	85,461,542	85,461,542
Asset retirement obligation	4,455,327	2,269,442	1,357,000		—		—	(4)	2,036		—	6,724,769	8,083,805
Derivative liability	59,181	60,397	—		—	(2)	(60,397)		—		—	59,181	59,181
Other long-term liabilities	—	1,895,000	—		—		—		1,352,025		(1,352,025)	1,895,000	1,895,000

Total liabilities	75,408,736	88,311,114	18,809,000		6,133,788		(8,808,518)		1,380,240		123,436,560	161,045,120	304,670,920

COMMITMENTS AND CONTINGENCIES REDEEMABLE PREFERRED STOCK:
Series C Cumulative Perpetual Preferred Stock	70,236,400	—	—		—		—		—		—	70,236,400	70,236,400
SHAREHOLDERS’ EQUITY:
Shareholders’ equity	101,871,350	116,608,994	104,430,000	(1)	7,207,122	(2)	(58,440,394	)(4)	(10,899,915	)(3)	219,981,230	167,247,072	480,758,387
Non-controlling interest	1,450,339	—	—		—		—		—		—	1,450,339	1,450,339

Total Equity	103,321,689	116,608,994	104,430,000		7,207,122		(58,440,394)		(10,899,915)		219,981230	168,697,411	482,208,726

Total liabilities and shareholders’ equity	$248,966,825	$204,920,108	$123,239,000		$13,340,910		$(67,248,912)		$(9,519,675)		$343,417,790	$399,978,931	$857,116,046

See accompanying notes to unaudited pro forma combined financial data

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
Year Ended December 31, 2010

														Combined
										NuLoch			Combined	Pro Forma
										Resources			Pro Forma	for Magnum
				NuLoch				NGAS		Conversion		NuLoch	for Magnum	Hunter,
	Magnum		NGAS	Resources		PostRock		Resources		to US GAAP		Resources	Hunter,	NGAS,
	Hunter	PostRock	Resources	Historical		Pro Forma		Pro Forma		& USD		Pro Forma	NGAS and	PostRock
	Historical	Historical	Historical	(CAN $)		Adjustments		Adjustments		Adjustments		Adjustments	PostRock	and NuLoch

REVENUE:
Oil and gas sales	$27,714,542	$1,912,012	$23,010,779	$13,904,000		$—		$—	(4)	$103,699		$—	$52,637,333	$66,645,032
Field operations and other	5,009,131	—	27,809,338	—		—		—		—		—	32,818,469	32,818,469

Total revenue	32,723,673	1,912,012	50,820,117	13,904,000		—		—		103,699		—	85,455,802	99,463,501

EXPENSES:
Lease operating expenses	10,399,323	643,807	14,675,547	4,269,000		—		—	(4)	(746,693)		—	25,718,677	29,240,984
Severance taxes and marketing	2,304,570	138,192	—	—		—		—	(4)	1,133,661		—	2,442,762	3,576,423
Exploration	936,371	—	—	—		—		—	(4)	7,779,359		—	936,371	8,715,730
Field operations	4,362,618	—	18,504,612	—		—		—		—		—	22,867,230	22,867,230
Impairment of oil & gas properties	305,786	—	—	—		—		—		—		—	305,786	305,786
Impairment of goodwill	—	—	313,177	—		—		—		—		—	313,177	313,177
Depreciation, depletion and accretion	8,923,202	—	13,280,961	9,480,000	(5)	359,249	(7)	(6,787,960	)(4)	2,442,850	(13)	(6,818,666)	15,775,452	20,879,636
General and administrative	24,900,996	—	13,620,819	3,775,000		—	(8)	(625,344	)(4)	1,682,684		—	37,896,471	43,354,155

Total expenses	52,132,866	781,999	60,395,116	17,524,000		359,249		(7,413,304)		12,291,861		(6,818,666)	106,255,926	129,253,121

LOSS FROM OPERATIONS	(19,409,193)	1,130,013	(9,574,999)	(3,620,000)		(359,249)		7,413,304		(12,188,162)		6,818,666	(20,800,124)	(29,789,620)
OTHER INCOME AND (EXPENSE):
Interest income	60,526	—	821,923	35,000		—	(9)	(821,923	)(4)	(1,029)		—	60,526	94,497
Interest expense	(3,593,524)	—	(7,093,001)	(160,000	)(6)	(259,379	)(10)	5,487,965	(4)	4,704		—	(5,457,939)	(5,613,234)
Gain (Loss) on derivative contracts	814,037	—	(4,394,953)	—		—	(11)	4,394,953		—		—	814,037	814,037
Other, net	—	—	(2,276,948)	—		—		—		—		—	(2,276,948)	(2,276,948)

Net loss from continuing operations before income taxes and non controlling interest	(22,128,154)	1,130,013	(22,517,978)	(3,745,000)		(618,628)		16,474,299		(12,184,487)		6,818,666	(27,660,448)	(36,771,268)
Income tax benefit	—	—	3,024,751	1,182,000		—	(12)	(3,024,751	)(4)	1,511,415	(14)	(2,693,415)	—	—
Net (income) loss attributable to non-controlling interest	(128,586)	—	—	—		—		—		—		—	(128,586)	(128,586)

Net loss attributable to Magnum Hunter from continuing operations	(22,256,740)	1,130,013	(19,493,227)	(2,563,000)		(618,628)		13,449,548		(10,673,072)		4,125,251	(27,789,034)	(36,899,854)
Income from discontinued operations	8,456,811	—	—	—		—		—		—		—	8,456,811	8,456,811

Net loss	(13,799,929)	1,130,013	(19,493,227)	(2,563,000)		(618,628)		13,449,548		(10,673,072)		4,125,251	(19,332,223)	(28,443,043)
Dividends on preferred stock	(2,466,679)	—	—	—		—		—		—		—	(2,466,679)	(2,466,679)

Net loss attributable to common shareholders	$(16,266,608)	$1,130,013	$(19,493,227)	$(2,563,000)		$(618,628)		$13,449,548		$(10,673,072)		$4,125,251	$(21,798,902)	$(30,909,722)

Loss per common share Basic and diluted	$(0.25)												$(0.30)	$(0.27)

Weighted average number of common shares outstanding Basic and diluted	63,921,525			(15)		946,314	(15)	8,033,889		(15)		42,804,675	72,901,728	115,706,403

See accompanying notes to unaudited pro forma combined financial data

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(1)	To record the second phase of the acquisition of the PostRock assets for an estimated purchase price of $13.3 million. The first phase of the acquisition closed December 30, 2010. The estimated purchase price includes cash payment and issuance of our common stock, which is based on the closing price of $7.97 per share on January 14, 2011, the closing date for the second phase of the acquisition of the PostRock assets. The purchase and sale agreement for the PostRock assets had valued the common stock at $6.21 per share based on the volume weighted average price of our common stock for the 10 consecutive trading days prior to execution of the agreement on December 24, 2010. The acquisition is accounted for under the purchase method of accounting. All assets acquired and liabilities assumed are recorded at fair market value as determined by management. As noted above, these are preliminary estimates and are subject to adjustment. The following table summarizes the assets acquired and purchase price paid:

Fair value of total purchase price:
946,314 shares of common stock issued on January 14, 2011 valued at $7.97 per share	$7,542,122
Cash paid on January 14, 2011 with funds to be borrowed under the proposed new revolving line of credit agreement	5,763,983
Net operations since effective date	8,963

Total	$13,315,068

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$(23,184)
Oil and gas properties	13,334,502
Equipment and other fixed assets	3,750

Total	$13,315,068

Working capital acquired:
Prepaid expenses	$2,658
Transfer tax payable	(25,842)

Total working capital acquired	$(23,184)

(2)	To record the acquisition of NGAS’ assets for an estimated purchase price of $119.2 million. The estimated purchase price includes the estimated shares of our common stock to be issued to shareholders of NGAS, the estimated shares of our common stock issued to certain holders of NGAS convertible notes, payment to a third party to restructure a gas gathering and transportation agreement, the assumption of the senior credit facility of NGAS, the assumption of certain notes payable related to equipment included in the transaction, and the payoff in cash of the remaining NGAS convertible notes. The acquisition is accounted for under the purchase method of accounting. All assets acquired and liabilities assumed are recorded at fair market value as determined by management. As noted above, these are preliminary estimates and are subject to adjustment. The following table summarizes the assets acquired, liabilities assumed, and purchase price paid:

Fair value of total purchase price:
Estimated 6,634,026 shares of common stock at estimated $7.34 per share(a)	$48,693,751
Estimated 1,399,863 shares of common stock at estimated $7.34 per share(a)	10,275,000
Senior credit facility assumed	34,000,000
Estimated NGAS convertible notes to be paid off in cash at closing	13,528,944
Other long-term debt assumed	6,150,000
Change in control payments in cash(b)	5,000,000
Common stock warrants and options	1,564,677

Total	$119,212,372

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$(1,443,269)
Bonds and deposits	258,945
Oil and gas properties	113,806,309
Equipment and other fixed assets	10,754,829
Other long term liabilities	(4,164,442)

Total	$119,212,372

Working capital acquired:
Cash	$6,844,475
Accounts receivable	5,640,891
Prepaid expenses	552,741
Accounts payable	(5,562,836)
Accrued liabilities	(736,452)
Transaction closing costs	(3,432,923)
Drilling advances	(4,749,165)

Total working capital acquired	$(1,443,269)

(a)	The closing sale price of our common stock on February 25, 2011 was used to estimate the value of the shares to be issued in the NGAS acquisition. The final entries and the resulting effect on our balance sheet may differ as they will be based on the actual stock price at the date of closing.

(b)	Pursuant to the arrangement agreement, these payments may be paid in cash or shares of our common stock or any combination thereof, as determined by us in our sole discretion, except for the payment of approximately $855,000 that must be paid in cash. The closing sale price of our common stock on the date of grant of any such change in control payment will be used to calculate the number of shares of common stock to be issued.

(3)	To record the acquisition of NuLoch’s assets for an estimated purchase price of $431.9 million. The estimated purchase price includes the estimated shares of our common stock to be issued to shareholders of NuLoch and the deferred tax liability resulting from the acquisition. The NuLoch acquisition is accounted for under the purchase method of accounting. All assets acquired and liabilities assumed are recorded at fair market value as determined by management. As noted above, these are preliminary estimates and are subject to adjustment. The following table summarizes the assets acquired, liabilities assumed, and purchase price paid:

Fair value of total purchase price:
Estimated 42,804,675 shares of common stock at estimated $7.34 per share(a)	$314,186,315
Deferred income tax liability (see schedule below)	117,756,387

Total	$431,942,702

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$(8,759,796)
Oil and gas properties	441,731,039
Equipment and other fixed assets	330,495
Asset retirement obligation	(1,359,036)

Total	$431,942,702

Working capital acquired:
Cash	$9,687,510
Accounts receivable	4,880,310
Prepaid expenses	507,761
Transaction closing costs	(6,357,198)
Accounts payable	(4,059,080)
Accrued liabilities	(13,419,099)

Total working capital acquired	$(8,759,796)

(a)	The closing sale price of our common stock on February 25, 2011 was used to estimate the value of the shares to be issued in the NuLoch acquisition. The final entries, and the resulting effect on our balance sheet may differ as they will be based on the actual stock price at the date of closing.

					Deferred
					Asset
Deferred Income Tax Liability	Rate	Book Basis	Tax Basis	Difference	(Liability)

PPE US	38.0%	$290,675,762	$29,492,753	$(261,183,009)	$(99,145,087)
PPE Canada	25.0%	158,829,050	53,264,982	(105,564,068)	(26,391,000)
NOL US — 2009	38.0%		1,704,787	1,704,787	647,100
NOL Canada — 2009	25.0%		28,530,348	28,530,348	7,132,600

Net Deferred Tax Liability				$(336,511,932)	$(117,756,387)

(4)	To record the adjustment to NuLoch’s historical financial statements prepared in accordance with Canadian GAAP and in Canadian dollars to United States GAAP and United States dollars. The adjustment includes:

a.	To convert Canadian GAAP full cost accounting to US GAAP successful efforts accounting for oil and gas properties. This has reduced the net book value (NBV) of property and equipment as all geological and geophysical costs and general and administrative costs capitalized under Canadian GAAP have been expensed to conform with US GAAP. The NBV has also decreased due to all unsuccessful exploratory wells being expensed. The resulting change in NBV of oil and gas properties along with the reduction of depletion on a field level basis resulted in lower depletion expense over the periods presented.

b.	To adjust NuLoch for the conversion to US GAAP of an acquisition it completed in 2009. This adjustment resulted in the recording of additional fair value of oil and gas property and equipment of $8,969,000 and the value of shares issued increasing by $660,000 (Canadian GAAP value at announcement date compared to US GAAP at closing date). These adjustments resulted in a future tax asset reduction of $2,242,000.

c.	To adjust for Canadian GAAP “Flow-through shares” for treatment under US GAAP. This resulted in an increase to additional paid in capital and a decrease in deferred tax asset.

d.	Due to the adjustments noted above, adjustments to income tax expense or benefit were made to statements presented.

e.	To convert NuLoch’s balance sheet as of December 31, 2010, and income statement for the year ended December 31, 2010 from Canadian dollars to United States dollars using the applicable conversion factors.

(5)	To record the pro forma adjustment to depletion and depreciation expense as the result of treating the acquisition of the PostRock assets as if it had occurred January 1, 2010. Depletion was calculated using the units of production method.

(6)	To record the pro forma adjustment to interest expense as the result of treating the cash paid in the acquisition of the PostRock assets as if it had been borrowed January 1, 2010.

(7)	To record the pro forma adjustment to NGAS’ depletion and depreciation expense as the result of treating the acquisition of NGAS as if it had occurred January 1, 2010. Depletion was calculated using the units of production method.

(8)	To record the pro forma adjustment to NGAS’ refinancing costs amortized as the result of treating the acquisition of NGAS as if it had occurred January 1, 2010.

(9)	To record the pro forma adjustment to NGAS’ interest income on notes receivable as the result of restructuring a gas gathering and transportation agreement as if it had occurred January 1, 2010.

(10)	To record the pro forma adjustment to NGAS’ interest expense as the result of treating the acquisition of NGAS and the payment of assumed debt using Magnum Hunter’s credit facility as if it had occurred January 1, 2010.

(11)	To record the pro forma adjustment to NGAS’ gain (loss) on derivative contracts as the result of treating the acquisition of NGAS as if it had occurred January 1, 2010. The derivative loss reported by NGAS was the result of the convertible feature on certain notes payable which will be paid at closing.

(12)	To record the pro forma adjustment to NGAS’ income tax benefit on its income statements as the result of treating the acquisition of NGAS as if it had occurred January 1, 2010. The deferred tax liability and income tax benefit on the NGAS financial statements will be eliminated as the result of the fair market value adjustment to the oil and gas properties resulting from the acquisition.

(13)	To record the pro forma adjustment to NuLoch’s depletion and depreciation expense as the result of treating the acquisition of NuLoch as if it had occurred January 1, 2010. Depletion was calculated using the units of production method.

(14)	To record the pro forma adjustment to NuLoch’s income tax benefit as the result of treating the acquisition of NuLoch as if it had occurred January 1, 2010.

(15)	Acquisition shares were added to the weighted average number of common shares outstanding as if the shares were issued January 1, 2010.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Adjusted
	Pro Forma	Years Ended December 31,
	2010(2)	2010	2009	2008	2007	2006

Fixed Charges:
Interest Charges	$4,820,784	$3,593,524	$2,691,097	$2,361,152	$721,803	$3,754
Series A Convertible Preferred	$—	$—	$—	$734,406	$510,928	$—
Series B Perpetual Preferred	$130,625	$130,625	$—	$—	$—	$—
Series C Perpetual Preferred	$2,336,054	$2,336,054	$25,654	$—	$—	$—
Series D Preferred	$1,600,000	$—	$—	$—	$—	$—

Total Fixed Charges	$8,887,463	$6,060,203	$2,716,751	$3,095,558	$1,232,731	$3,754
Loss Before Taxes and Non-controlling Interest	$(35,978,818)	$(22,128,154)	$(15,632,580)	$(11,108,821)	$(5,915,699)	$(3,898,985)
Fixed Charges (Calculated Above)	$8,887,463	$6,060,203	$2,716,751	$3,095,558	$1,232,731	$3,754

Earnings	$(27,091,355)	$(16,067,951)	$(12,915,829)	$(8,013,263)	$(4,682,968)	$(3,895,231)
Ratio of Earnings to Fixed Charges with Preferred Dividend(1)	— (8)	— (7)	— (6)	— (5)	— (4)	—(3)

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and an estimate of the interest within rental expense. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(2)	The Adjusted Pro Forma ratio has been prepared assuming $20.0 million of Series D Preferred Stock outstanding and the acquisition of the PostRock assets, NGAS, and NuLoch and all necessary ancillary transactions had been consummated on January 1, 2010.

(3)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2006 by $3,898,985

(4)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2007 by $5,915,699

(5)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2008 by $11,108,821

(6)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2009 by $15,632,580

(7)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2010 by $22,128,154

(8)	Adjusted Pro Forma earnings were inadequate to cover fixed charges for the year ended December 31, 2010 by $35,978,818

EBITDAX

EBITDAX represents net income before interest expense, income taxes (when applicable), depreciation, depletion, amortization and accretion and non-cash compensation expense. EBITDAX is not a measure of net income or cash flow as determined by generally accepted accounting principles (“GAAP”). EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which is a component of EBITDAX. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies. We believe that EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any.

	Years Ended December 31,
	2010 PF Adj(1)(2)	2010 PF(1)	2010	2009	2008

EBITDAX ($000s)	$21,918	$21,918	$12,402	$2,951	$4,292
Adjusted Recurring EBITDAX ($000’s)(3)	$31,350	$31,350	$15,809	$4,081	$4,328

(1)	The pro forma EBITDAX has been prepared assuming the acquisition of the PostRock assets, NGAS, and NuLoch and all necessary ancillary transactions had been consummated on January 1, 2010.

(2)	The 2010 pro forma adjustment contemplates $20.0 million in Series D Preferred Stock outstanding.

(3)	Adjusted Recurring EBITDAX has been prepared assuming $2.2 million in non-recurring acquisition expense incurred in 2010, $1.2 million in non-recurring oil and gas operating expense, $3.0 million in projected general and administrative synergies related to the NGAS transaction, and approximately $3.0 million in reduced gathering fee charges related to the NGAS transaction.

EBITDAX Reconciliation

The following table represents a reconciliation of our EBITDAX to net income ($000s):

	Years Ended December 31,
($ in thousands)	2010 PF Adj(1)(2)	2010 PF(1)	2010	2009	2008

Net loss to common stockholders	$(31,717)	$(30,910)	$(16,267)	$(15,150)	$(7,620)
Add back:
Interest expense	4,821	5,613	3,594	2,691	2,361
Depreciation, depletion and amortization	20,880	20,880	8,923	3,168	7,026
Unrealized loss (gain) on derivative contracts	3,063	3,063	3,063	7,700	(9,116)
Stock based compensation expense	8,783	8,783	6,380	3,091	1,590
Other accrued compensation expense	3,000	3,000	3,000	—	—
Exploration expense	8,716	8,716	936	791	7,344
Impairment of equipment and properties	306	306	306	634	1,973
Preferred dividends(3)	4,067	2,467	2,467	26	734

EBITDAX ($000’s)	$21,918	$21,918	$12,402	$2,951	$4,292

MHR Non-Recurring Acquisition Expense	2,225	2,225	2,225	1,037	—
MHR Non Recurring Oil and Gas Operating Expense	1,182	1,182	1,182	93	36
G&A Synergies(4)	3,000	3,000	—	—	—
Reduced Gathering Fee Expense(5)	3,025	3,025	—	—	—

Adjusted Recurring EBITDAX ($000’s)	$31,350	$31,350	$15,809	$4,081	$4,328

(1)	The pro forma EBITDAX has been prepared assuming the acquisition of the PostRock assets, NGAS, and NuLoch and all necessary ancillary transactions had been consummated on January 1, 2010.

(2)	The 2010 pro forma adjustment contemplates $20.0 million in Series D Preferred Stock outstanding.

(3)	Dividends include dividends paid on the Series A Preferred Stock outstanding in 2007 and 2008, $15.0 million of Series B Preferred Stock issued in connection with the acquisition of the assets of Triad Energy Corporation in 2010, and outstanding Series C Preferred Stock. 2010 pro forma adjusted contemplates $20.0 million in Series D Preferred Stock outstanding.

(4)	Projected general and administrative synergies related to the NGAS transaction.

(5)	Adjusted for the reduced gathering fee expense, in accordance with the proposed agreement between Magnum Hunter, NGAS and the third party for the reduced gathering fee, as described under “Recent Developments”.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of December 31, 2010 on an actual basis and on a combined pro forma basis. This table should be read in conjunction with our financial statements (including the accompanying notes) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and the other information that we have filed with the SEC and incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” beginning on page S-66 of this prospectus supplement.

Capitalization
As of December 31, 2010
(Unaudited)

	Magnum		Adjusted
	Hunter	Combined	Combined
	Actual	Pro Forma	Pro Forma(1)(2)
	(Unaudited)

Cash and cash equivalents	$554,186	$17,086,171	$17,086,171

Long Term Debt (including current portion):
Revolving credit agreement	$30,000,000	$89,442,927	$71,832,927
Notes Payable for Equipment	3,151,070	3,151,070	3,151,070

Total debt	$33,151,070	$92,593,997	$74,983,997

Redeemable Preferred Stock:
Series C Cumulative Perpetual Preferred Stock, cumulative dividend rate of 10.25% per annum, 4,000,000 authorized, 2,809,456 issued and outstanding as of December 31, 2010 with liquidation preference of $25.00 per share	$70,236,400	$70,236,400	$70,236,400
Shareholders’ Equity:
Series D Cumulative Preferred Stock, cumulative dividend rate of 8.00% per annum, 400,000 issued and outstanding with liquidation preference of $50.00 per share	—	—	20,000,000
Common stock, $0.01 par value; 150,000,000 shares authorized, 74,863,135 shares issued and outstanding as of December 31, 2010	748,631	1,266,480	1,266,480
Additional paid in capital	152,438,989	532,618,328	530,228,328
Treasury stock, previously deposit on Triad, at cost, 761,652 shares	(1,310,357)	(1,310,357)	(1,310,357)
Accumulated deficit	(49,402,300)	(51,212,451)	(51,212,451)
Unearned common stock in KSOP, at cost	(603,613)	(603,613)	(603,613)

Total Magnum Hunter Resources Corporation Shareholders’ equity	101,871,350	480,758,387	498,368,387
Noncontrolling interest	1,450,339	1,450,339	1,450,339

Total equity	103,321,689	482,208,726	499,818,726

Total capitalization	$206,709,159	$645,039,123	$645,039,123

(1)	The preceding table takes into account (i) the balances of cash and cash equivalents reflected on the historical financial statements of NGAS and NuLoch (adjusted for foreign currency conversion) at December 31, 2010 totaling approximately $16.5 million, (ii) our borrowing of approximately $59.4 million under a proposed new revolving credit facility to be entered into pursuant to and as described in the commitment letter from Bank of Montreal dated January 13, 2011 and the retirement of the outstanding notes payable reflected on the historical NGAS Financial Statements at December 31, 2010 incorporated herein by reference, (iii) the issuance of 946,314 shares of our common stock valued at $7.97 per share in connection with the acquisition of PostRock assets, the issuance of an estimated 8,033,889 shares of our common stock valued at $7.34 per share in connection with the acquisition of NGAS, and the issuance of an estimated 42,804,675 shares of our common stock valued at $7.34 per share in connection with the acquisition of NuLoch, and (iv) the incurrence of transaction costs of approximately $1.9 million.

(2)	The Adjusted Combined Pro Forma Capitalization contemplates $20,000,000 in Series D Preferred Stock outstanding.

DESCRIPTION OF SERIES D PREFERRED STOCK

The terms of the Series D Preferred Stock are contained in a certificate of designation that amends our certificate of incorporation, as amended. The following description is a summary of the material provisions of the Series D Preferred Stock and the certificate of designation. It does not purport to be complete. We urge you to read the certificate of designation because it, and not this description, defines your rights as a holder of shares of Series D Preferred Stock. We have included the certificate of designation in a Current Report on Form 8-K that we filed with the Securities and Exchange Commission.

General

Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. Pursuant to this authority, prior to the closing of this offering, our board of directors will establish the terms of the Series D Preferred Stock, which are described below.

When issued, the Series D Preferred Stock will be validly issued, fully paid and non-assessable. The holders of the Series D Preferred Stock will have no preemptive rights with respect to any of our stock or any securities convertible into or carrying rights or options to purchase any such stock. The Series D Preferred Stock will not be subject to any sinking fund or other obligation of us to redeem or retire the Series D Preferred Stock, but we may redeem the Series D Preferred Stock as described below under “Redemption”. Unless redeemed or repurchased by us, the Series D Preferred Stock will have a perpetual term with no maturity.

Under the terms and subject to the conditions contained in the underwriting agreement with the underwriters (see below under the caption “Underwriting”), we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell, 400,000 shares of Series D Preferred Stock, on a best efforts basis. However, one of the conditions to our obligation to sell any of the shares of Series D Preferred Stock through the underwriters is that, upon the closing of the offering, the shares would qualify for listing on the NYSE Amex. In order to list, the NYSE Amex requires that at least 100,000 shares of Series D Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares.

Subject to issuance, we anticipate that our shares of Series D Preferred Stock will be approved for listing on the NYSE Amex under the symbol “MHR.PR.D.”

The Series D Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee, The Depository Trust Company, except in limited circumstances. See “Book-Entry Procedures” below.

The transfer agent, registrar and dividend disbursing agent for the Series D Preferred Stock will be American Stock Transfer & Trust Company, LLC.

Ranking

The Series D Preferred Stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “parity shares”; (iii) junior to our existing 10.25% Series C Cumulative Perpetual Preferred Stock, referred to as Series C Preferred Stock, which has been fully issued; (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock), referred to, together with the Series C Preferred Stock, as “senior shares”; and (v) junior to all our existing and future indebtedness.

Dividends

Holders of the Series D Preferred Stock will be entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.0% per annum of the $50.00 per share liquidation preference, equivalent to $4.00 per annum per share.

The offering of Series D Preferred Stock contemplated by this prospectus supplement is the first issuance of shares of this series by us. With respect to shares of Series D Preferred Stock issued pursuant to this prospectus supplement or any other shares of Series D Preferred Stock issued in March 2011, we anticipate setting the record date for a March 2011 partial dividend period on March 31, 2011, with such initial dividend payment to be made at the end of April 2011. Any other subsequently issued shares of Series D Preferred Stock will become entitled to dividends commencing on the first monthly record date following the date of issuance, and we anticipate setting record dates as of the fifteenth of every month with dividends to be paid at the end of the month to such holders of record. Dividends will be payable monthly in arrears on the last day of each calendar month; provided, that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. Dividends payable on the shares of Series D Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Except as discussed above with respect to the March 2011 partial dividend period, we will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the 10th day preceding the applicable payment date, or such other date we establish no less than 10 days and no more than 30 days preceding the payment date.

We will not declare or pay or set aside for payment any dividend on the shares of Series D Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness and the certificate of designation relating to our Series C Preferred Stock, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. The terms of our Series C Preferred Stock prohibit the payment of cash dividends on our equity securities ranking junior to the Series C Preferred Stock, which will include the Series D Preferred Stock, unless all accrued dividends on the Series C Preferred Stock have been paid in full in cash or in kind. Pursuant to our senior credit facility, we may declare and pay dividends on our preferred stock only so long as (i) no event of default exists at the time of, or is caused by, such payment, (ii) after giving effect to such payment, availability under the borrowing base is equal to or greater than the greater of (x) 10% of the borrowing base at the time of the dividend payment and (y) $5,000,000, and (iii) such dividends do not exceed $2,500,000 in any twelve (12) month period. In January 2011, we entered into a temporary waiver under our senior credit facility to allow us to pay more than $2,500,000 in any twelve month period, provided that (A) no event of default exists at the time of, or is caused by, such payment, and (B) after giving effect to such payment, availability under the borrowing base is equal to or greater than 10% of the borrowing base at the time of the dividend payment. This waiver was scheduled to expire on March 31, 2011. On March 14, 2011, we received an extension of this temporary waiver until June 30, 2011. The commitment letter for our proposed new senior credit facility that we intend to enter into in connection with the closing of the NGAS and NuLoch acquisitions would increase the basket for dividend payments to $20,000,000 in any calendar year, subject to similar limitations on remaining borrowing base as we currently have in place under our senior credit facility. We currently intend to close the NGAS acquisition on or about April 12, 2011 and enter into the new senior credit facility at that time, with a borrowing base of $120.0 million. In addition, we intend to close the NuLoch acquisition by April 30, 2011, at which time our borrowing base under the new senior credit facility would be increased to $145.0 million. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.

Notwithstanding the foregoing, however, dividends on the shares of Series D Preferred Stock will accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our credit facilities, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. Except as otherwise provided, accrued but unpaid distributions on the shares of Series D Preferred Stock will not bear interest, and holders of the shares of Series D Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our dividends on the shares of Series D Preferred Stock will be credited to the previously accrued dividends on the shares of Series D Preferred Stock. We will credit any dividends paid on the shares of Series D Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully above, the payment of dividends with respect to the Series D Preferred Stock is subordinate to any dividends to which holders of our Series C Preferred Stock are entitled.

We may not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other junior shares, or redeem, purchase or otherwise acquire shares of common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series D Preferred Stock for all past dividend periods.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series D Preferred Stock and all parity shares, the amount which we have declared will be allocated pro rata to the shares of Series D Preferred Stock and to each parity share so that the amount declared for each share of Series D Preferred Stock and for each parity share is proportionate to the accrued and unpaid distributions on those shares.

Failure to Make Dividend Payments

If we have committed a dividend default by failing to pay the accrued cash dividends on the outstanding Series D Preferred Stock in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods, then until we have paid all accrued dividends on the shares of our Series D Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full: (i) the annual dividend rate on the Series D Preferred Stock will be increased to 10.0% per annum, which we refer to as the Penalty Rate, commencing on the first day after the dividend payment date on which such dividend default occurs; (ii) if we do not pay dividends in cash, dividends on the Series D Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed or quoted on the New York Stock Exchange, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a “national exchange”), in the form of our fully-tradable registered common stock (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series D Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share; and (iii) the holders of our Series D Preferred Stock will have the voting rights described below, until we have paid all dividends on the shares of our Series D Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. See “Description of Series D Preferred Stock — Voting Rights.” Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again fail to pay any monthly dividend for any future quarter.

We are required by the terms of the certificate of designation governing the Series D Preferred Stock to reserve a sufficient number of shares of our common stock or Series D Preferred Stock for the payment of dividends in additional shares of our common stock or Series D Preferred Stock.

Failure to Maintain National Market Listing of Series D Preferred Stock

Once the Series D Preferred Stock is eligible for listing, if we fail to maintain the listing of the Series D Preferred Stock on a national exchange for at least 180 consecutive days, then: (i) the annual dividend rate on the Series D Preferred Stock will be increased to 10.0% per annum commencing on the 181st day, in a period of 181 consecutive days, that the Series D Preferred Stock is not listed on a national exchange, and (ii) holders of Series D Preferred Stock will have the voting rights described below. See “— Voting Rights.” When the Series D Preferred Stock is once again listed on a national exchange, the dividend rate will be restored to the Stated Rate and the foregoing provisions will not be applicable, unless the Series D Preferred Stock is again no longer listed on a national exchange.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series D Preferred Stock shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $50.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series D Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series D Preferred Stock and all other such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.

The certificate of designation for the Series D Preferred Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series D Preferred Stock.

Redemption

General

We may not redeem the Series D Preferred Stock prior to March 21, 2014, except following a “Change of Ownership or Control” as described below in this prospectus supplement. On or after March 21, 2014, we, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $50.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If fewer than all of the outstanding Series D Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

Unless full cumulative dividends on all Series D Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series D Preferred Stock or parity shares shall be redeemed unless all outstanding Series D Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series D Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Stock and parity shares. Furthermore, unless full cumulative dividends on all outstanding Series D Preferred Stock and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series D Preferred Stock or parity shares (except by conversion into or exchange for our junior shares and parity shares).

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series D Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series D Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to the redemption date.

Procedures

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series D Preferred Stock at the address shown on our share transfer books. Each notice shall state: (i) the redemption date, (ii) the number of shares of Series D Preferred Stock to be redeemed, (iii) the redemption price of $50.00 per share of Series D Preferred Stock, plus any accrued and unpaid dividends through the date of redemption, (iv) the place or places where any certificates issued for Series D Preferred Stock other than through the DTC book entry described below, are to be surrendered for payment of the redemption price, (v) that dividends on the Series D Preferred Stock will cease to accrue on such redemption date, and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series D Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series D Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series D Preferred Stock to be redeemed from each such holder.

At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series D Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series D Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price, and (iii) require such holders to surrender any certificates issued for Series D Preferred Stock other than through the DTC book entry described below at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series D Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of the Series D Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

On or after the date fixed for redemption, each holder of shares of Series D Preferred Stock that holds a certificate other than through the DTC book entry described below must present and surrender each certificate representing his Series D Preferred Stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series D Preferred Stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of preferred stock.

If we redeem any shares of Series D Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

Special Redemption upon Change of Ownership or Control

Following a “Change of Ownership or Control” of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred for cash, at the following price per share, plus accrued and unpaid dividends (whether or not earned or declared), up to the redemption date:

Redemption
Redemption Date	Price

On or prior to March 20, 2012	$51.50
After March 20, 2012 and on or before March 20, 2013	$51.00
After March 20, 2013 and on or before March 20, 2014	$50.50
After March 20, 2014	$50.00

A “Change of Ownership or Control” shall be deemed to have occurred on the date: (i) that a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the voting stock of our company; (ii) that we sell, transfer or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of a merger or share exchange of our company with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the corporation issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. “Voting stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Voting Rights

Except as indicated below, the holders of Series D Preferred Stock will have no voting rights.

If and whenever either (i) cash dividends on any outstanding Series D Preferred Stock have not been paid in full for any monthly dividend period for any four consecutive or non-consecutive quarterly periods, whether or not earned or declared, or (ii) once the Series D Preferred Stock is eligible for listing on a national exchange and the Series D Preferred Stock remains unlisted on a national exchange for a period of at least 180 consecutive days, the number of directors then constituting our board of directors will increase by two, and the holders of Series D Preferred Stock, voting together as a class with the holders of any other parity shares upon which like voting rights have been conferred (any such other series, being “voting preferred shares”), will have the right to elect two additional directors to serve on our board of directors at any annual meeting of stockholders, or special meeting held in place thereof, or a special meeting of the holders of Series D Preferred Stock and such voting preferred shares called at the request of any holder of record of the Series D Preferred Stock or by a holder of such voting preferred shares and at each subsequent annual meeting of stockholders until all such dividends and all dividends for the current quarterly period on the Series D Preferred Stock and such other voting preferred shares have been paid or declared and paid or set aside for payment for two consecutive quarterly periods, or until the Series D Preferred Stock is again subject to a national market listing, as applicable. The term of office of all directors so elected will terminate with the termination of such voting rights.

The approval of two-thirds of the outstanding Series D Preferred Stock and all other series of voting preferred shares similarly affected, voting as a single class, is required in order to: (i) amend our certificate of incorporation if such amendment materially and adversely affects the rights, preferences or voting power of the holders of the Series D Preferred Stock or the voting preferred shares; (ii) enter into a statutory share exchange that affects the Series D Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each share of Series D Preferred Stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Series D Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series D Preferred Stock); or (iii) authorize, reclassify, create, or increase the authorized amount of any class of stock having rights senior to the Series D Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. The creation of a class of parity shares or an increase of the authorized number of Series D Preferred Stock shall require the approval of the majority of the outstanding Series D Preferred Stock. However, we may create additional classes of shares ranking junior to the Series D Preferred Stock as to dividends or upon liquidation (each, referred to as “junior shares”), increase the authorized number of junior shares and issue additional shares of Series D Preferred Stock, series of parity shares and junior shares without the consent of any holder of Series D Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series D Preferred Stock have been redeemed in accordance with their terms or called for redemption in accordance with their terms and sufficient funds shall have been deposited in trust to effect such redemption.

Except as provided above, the holders of Series D Preferred Stock are not entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets or any amendment to our certificate of incorporation.

Conversion

The shares of Series D Preferred Stock are not convertible into or exchangeable for any of our other property or securities.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, we will: (i) transmit by mail to all holders of Series D Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections (other than any exhibits that would have been required); and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series D Preferred Stock. We will mail the reports to the holders of Series D Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Book-Entry Procedures

The Depository Trust Company, which we refer to as DTC, will act as securities depositary for the Series D Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series D Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series D Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series D Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series D Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series D Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York

Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE Amex, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as “Indirect Participants”. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Series D Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series D Preferred Stock on DTC’s records. You, as the actual owner of the Series D Preferred Stock, are the “beneficial owner”. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series D Preferred Stock is credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series D Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Series D Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series D Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our amended and restated certificate of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series D Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series D Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series D Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series D Preferred Stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series D Preferred Stock will be made directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series D Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series D Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series D Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series D Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for the Series D Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership, and disposition of the Series D Preferred Stock offered by this prospectus supplement. This discussion only applies to purchasers who purchase and hold the Series D Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series D Preferred Stock in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series D Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of Series D Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series D Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens, or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series D Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our Series D Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Series D Preferred Stock.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR SERIES D PREFERRED STOCK. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES D PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES D PREFERRED STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES D PREFERRED STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. holders

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series D Preferred Stock by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of our Series D Preferred stock and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

U.S. holder: Distributions in General.  In general, if distributions are made with respect to our Series D Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series D Preferred Stock, and the excess will be treated as gain from the disposition of the Series D Preferred Stock, the tax treatment of which is discussed below under “U.S. holder: Disposition of Series D Preferred Stock, Including Redemptions.” We do not have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series D Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

Dividends received by individual holders of Series D Preferred Stock will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual stockholders with respect to the Series D Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series D Preferred Stock becomes ex-dividend. In addition, under the Patient Protection and 2010 Reconciliation Act (“2010 Reconciliation Act”), dividends recognized after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. Individual stockholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporations generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. Each domestic corporate holder of Series D Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction.

U.S. holder: Distributions of Additional Shares of Common Stock or Series D Preferred Stock.  As discussed under the “Description of Series D Preferred Stock — Dividends — Failure to Make Dividend Payments,” the certificate of designation governing the Series D Preferred Stock requires us to pay dividends on Series D Preferred Stock “in-kind” in shares of our common stock or additional shares of Series D Preferred Stock in certain circumstances. Such dividend distributions of shares of common stock or additional shares of Series D Preferred Stock will be treated as taxable distributions in the same manner as cash distributions. The amount of the distribution and basis of the shares of common stock or Series D Preferred Stock received will be equal to the fair market value of such shares on the distribution date.

Additionally, if the Series D Preferred Stock is issued at a price less than the redemption price, because the Company may call for the redemption of the Series D Preferred Stock under certain circumstances, the holder of the Series D Preferred Stock may be treated as receiving periodically a constructive distribution of additional stock on the Series D Preferred Stock. Under Treasury regulations, such constructive distribution would be required if, based on all of the facts and circumstances as of the issue date, the redemption pursuant to the Company’s right to redeem the Series D Preferred Stock is more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if:

(i) the issuer and holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of original issue discount under Sections 1272 of the Code and the Treasury regulations under Sections 1271 through 1275 of the Code. The fact that a redemption right is not described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. The Company believes that its right to call for the redemption of the Series D Preferred Stock should not be treated as more likely than not to occur applying the foregoing test, and as a result, no constructive distribution should be required.

U.S. holder: Disposition of Series D Preferred Stock, Including Redemptions.  Upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series D Preferred Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the U.S. holder’s adjusted tax basis in the Series D Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series D Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010 Reconciliation Act, gains recognized after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

A redemption of shares of the Series D Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder generally will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series D Preferred Stock exceeds one year), equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series D Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series D Preferred Stock, which generally will be subject to the rules discussed above in “U.S. holder: Distributions in General.” A payment made in redemption of Series D Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series D Preferred Stock, unless the redemption:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

•	results in a “complete redemption” of a U.S. holder’s stock interest in the Company under Section 302(b)(3) of the Code; or

•	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the Company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series D Preferred Stock and our common stock that the U.S. holder actually owns, but also shares that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the Company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “U.S. holder: Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code. A redemption will result in a “complete redemption” if either all of our stock actually and constructively owned by a U.S. holder is exchanged in the redemption or all of our stock actually owned by the U.S. holder is exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series D Preferred Stock will likely not qualify for this exception because the voting rights are limited as provided in the “Description of Series D Preferred Stock-Voting Rights.”

For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is generally factual in nature, and had been interpreted under case law to include the termination of a business or line of business.

Each U.S. holder of Series D Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series D Preferred Stock will be treated as a dividend or as payment in exchange for the Series D Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “U.S. holder: Distributions in General” apply.

U.S. holder: Information Reporting and Backup Withholding.  Information reporting and backup withholding may apply with respect to payments of dividends on the Series D Preferred Stock and to certain payments of proceeds on the sale or other disposition of our Series D Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series D Preferred Stock and certain payments of proceeds on the sale or other disposition of our Series D Preferred Stock unless the beneficial owner of such Series D Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Several of the tax considerations described in this prospectus supplement and the accompanying prospectus are subject to a sunset provision. On December 17, 2010, President Obama signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, extending through December 31, 2012 certain federal income tax rates which had been set to expire (i.e., “sunset”) on December 31, 2010. The amended sunset generally provides that for taxable years beginning after December 31, 2012, certain federal income tax rates will revert back to prior federal income tax rates. The impact of the sunset is not discussed in this prospectus supplement and the accompanying prospectus. Consequently, U.S. holders are urged to consult their own tax advisors regarding the effect of the sunset based on their individual tax situations.

Non-U.S. holders

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Consequences”, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series D Preferred Stock by certain “non-U.S. holders” (as defined below). For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of Series D Preferred Stock and you are not a “U.S. holder.”

Non-U.S. holder: Distributions on the Series D Preferred Stock.  In general, if distributions (whether in cash or our common stock or Series D Preferred Stock) are made with respect to our Series D Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the Series D Preferred Stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series D Preferred Stock, the tax treatment of which is discussed below under “Non-U.S. holder: Disposition of Series D Preferred Stock, Including Redemptions.” We do not have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series D Preferred Stock to qualify as dividends for U.S. federal income tax purposes. In addition, if we are a U.S. real property holding corporation, or a “USRPHC”, which we believe that we are, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Non-U.S. holder: Disposition of Series D Preferred Stock, Including Redemptions”), with a credit generally allowed against the non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a non-U.S. holder of our Series D Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. But, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Series D Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our Series D Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of our Series D Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Non-U.S. holder: Disposition of Series D Preferred Stock, Including Redemptions.  Any gain realized by a non-U.S. holder on the disposition of our Series D Preferred Stock will generally not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such non-U.S. holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of our Series D Preferred Stock. This assumes that our Series D Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. We believe we are a USRPHC and that our Series D Preferred Stock will be regularly traded on an established securities market.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code.

If a non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series D Preferred Stock, upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series D Preferred Stock, such a non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the non-U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the non-U.S. holder’s adjusted tax basis in the Series D Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the non-U.S. holder’s holding period for the Series D Preferred Stock is longer than one year. A non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series D Preferred Stock, a redemption of shares of the Series D Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a non-U.S. holder generally will recognize long-term capital gain or loss, if the non-U.S. holder’s holding period for such Series D Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the non-U.S. holder’s adjusted tax basis in the Series D Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series D Preferred Stock, which generally will be subject to the rules discussed above in “Non-U.S. holder: Distributions on the Series D Preferred Stock.” A payment made in redemption of Series D Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series D Preferred Stock, in the same circumstances discussed above under “U.S. holder: Disposition of Series D Preferred Stock, Including Redemptions.” Each non-U.S. holder of Series D Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series D Preferred Stock will be treated as a dividend or as payment in exchange for the Series D Preferred Stock.

Non-U.S. holder: Information Reporting and Backup Withholding.  We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our Series D Preferred Stock, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Accounts.  Beginning with payments made after December 31, 2012, recently enacted legislation will generally impose a 30% withholding tax on dividends on Series D Preferred Stock and the gross proceeds of a disposition of Series D Preferred Stock paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the application of this legislation to them.

UNDERWRITING

We have entered into an underwriting agreement with Wunderlich Securities, Inc. and McNicoll, Lewis & Vlak, LLC, acting as our underwriters, with respect to the shares of Series D Preferred Stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell, 400,000 shares of Series D Preferred Stock, on a best efforts basis.

The underwriting agreement provides that the obligation of the underwriters to offer and sell the shares of Series D Preferred Stock, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (1) listing on the NYSE Amex, (2) delivery of legal opinions, and (3) delivery of various auditor and reserve engineer comfort letters. The underwriters are under no obligation to purchase any shares of Series D Preferred Stock for their own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority.

The underwriters propose to offer the shares of Series D Preferred Stock to retail and institutional investors at the public offering price set forth on the cover of this prospectus supplement. There is no arrangement for funds to be received in escrow, trust or similar arrangement. In connection with the offer and sale of the Series D Preferred Stock by the underwriters, we will pay the underwriters an amount equal to 5% of the gross proceeds received by us in connection with the sale of the shares of Series D Preferred Stock, which will be deemed underwriting commissions.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share	Total

Public offering price	$47.00	$18,800,000
Underwriting commission paid by us	$2.35	$940,000
Proceeds, before expenses, to us	$44.65	$17,860,000

We have agreed to pay the underwriters’ reasonable out-of-pocket expenses (including fees and expense of underwriters’ counsel) incurred by the underwriters in connection with this offering up to $100,000. In addition, we estimate that our share of the total expenses of this offering, excluding underwriting commissions but including our reimbursement obligation of the underwriters’ reasonable out-of-pocket expenses described above, will be approximately $250,000.

Subject to issuance, we anticipate that our shares of Series D Preferred Stock will be approved for listing on the NYSE Amex under the symbol “MHR.PR.D.”

We have agreed to indemnify the underwriters and selected dealers against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. McNicoll, Lewis & Vlak LLC currently acts as our agent in connection with the sale of our common stock pursuant to the terms of an at-the-market sales agreement, which provides that we may sell up to 10,000,000 shares of our common stock from time to time. Wunderlich Securities previously acted as the underwriter in connection with the initial public offering of our Series C Preferred Stock. McNicoll, Lewis & Vlak LLC previously acted as our agent in connection with the sale of our Series C Preferred Stock pursuant to the terms of an at-the-market sales agreement.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet websites maintained by the underwriter of this offering and may be made available on websites maintained by other dealers. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by any dealer is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

Offer Restrictions Outside of the United States

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A. to “qualified investors” as defined in the Prospectus Directive, including:

(a) (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b) (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B. to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any

Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the ordinary shares have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the ordinary shares cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P. DLA Piper LLP (US) is acting as counsel for the underwriters.

EXPERTS

The financial statements of Magnum Hunter Resources Corporation as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

The financial statements of Magnum Hunter Resources Corporation as of and for the year ended December 31, 2008, incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

The financial statements of Quest Eastern Resources LLC and PostRock MidContinent Production, LLC as of and for the year ended December 31, 2009, incorporated into this prospectus supplement by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by UHY LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

The financial statements of NGAS Resources, Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus supplement by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by Hall, Kistler & Company LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

The financial statements of NuLoch Resources Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus supplement by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by KPMG LLP, independent auditors, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

Certain estimates of our proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Cawley, Gillespie & Associates, Inc., independent petroleum consultants. Certain estimates of NGAS Resources, Inc.’s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Wright & Company, Inc., an independent petroleum consultant. Certain estimates of NuLoch Resources Inc.’s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by AJM Petroleum Consultants, an independent petroleum consultant. These estimates are incorporated by reference herein in reliance on the authority of such firms as experts in such matters.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the information and documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of the Series D Preferred Stock covered by this prospectus supplement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K, as amended, for the year ended December 31, 2010;

•	our Current Reports on Form 8-K filed on January 5, 2011, January 18, 2011, January 19, 2011, January 25, 2011, January 31, 2011, February 1, 2011, February 18, 2011, March 2, 2011, March 9, 2011 and March 16, 2011 and our Current Reports filed on Form 8-K/A filed on March 2, 2011 and March 16, 2011;

•	the description of our preferred stock in our Registration Statement on Form S-3, filed on November 12, 2010, including any amendment or reports filed for the purpose of updating this description; and

•	all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, except as to any portion of any future report or document that is furnished to the SEC and which is not deemed “filed” with the SEC under such provisions.

You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge, on the SEC’s website.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus or into such documents). Such requests may be directed to the Corporate Secretary, Magnum Hunter Resources Corporation, 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, or you may call (832) 369-6986.

In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the SEC’s rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus supplement or the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.magnumhunterresources.com. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following is a description of the meanings of some of the oil and natural gas industry terms used in this prospectus supplement:

“Bbl” means a barrel, 42 U.S. gallons of liquid volume, used in reference to crude oil or other liquid hydrocarbons.

“Boe” means a barrel of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent.

“MBbls” means a thousand barrels of crude oil or other liquid hydrocarbons.

“Mboe” means a thousand barrels of crude oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

“Mcf” means thousands of cubic feet of natural gas.

“MMcf” means millions of cubic feet of natural gas.

“NGL” means natural gas liquids, or liquids hydrocarbons found in association with natural gas.

PROSPECTUS

$250,000,000

Magnum Hunter Resources Corporation

Debt Securities
Guarantees of Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. We may offer and sell any combination of our debt securities, common stock, preferred stock, depositary shares and warrants described in this prospectus in one or more offerings from time to time and at prices and on terms to be determined at or prior to the time of the applicable offering. Our obligations under debt securities we issue may also be guaranteed by certain of our subsidiaries. We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts. The aggregate initial offering price of all securities sold under this prospectus will not exceed $250 million. We will specify in an accompanying prospectus supplement the terms of any such offering. The prospectus supplement may also add to or update the information in this prospectus. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the debt or equity securities covered by the prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the NYSE Amex under the trading symbol “MHR”. On November 11, 2010, the last reported sale price of our common stock on the NYSE Amex was $4.88. Our Series C Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”) is listed on the NYSE Amex under the trading symbol “MHR.PC”. On November 11, 2010, the last reported sale price of our Series C Preferred Stock on the NYSE Amex was $25.00.

Investing in our securities involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our securities. See the section entitled “Risk Factors” on page 1 of this prospectus. Additional risks associated with an investment in our company as well as with the particular types of securities will be described in the related prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2010.

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described in this prospectus and any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus or in any prospectus supplement is correct as of any date subsequent to the date of this prospectus or of any prospectus supplement.

ABOUT THIS PROSPECTUS

This document is called a “prospectus”, and it provides you with a general description of the securities we may offer. We have filed a registration statement (of which this prospectus forms a part) with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a shelf registration process. Under this shelf process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street address are provided under the heading “Where You Can Find More Information”.

When acquiring securities, you should rely only on the information provided in this prospectus and in the related prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in this prospectus and related prospectus supplement. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of these documents.

This prospectus contains and incorporates by reference forward-looking statements. Any “free writing prospectus” we authorize may also contain forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus, any prospectus supplement and the documents incorporated herein by reference. See “Special Note Regarding Forward-Looking Statements” in this prospectus for more information. You should also carefully consider the various risk factors incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated. You should not place undue reliance on our forward-looking statements.

In this prospectus, references to the terms “the Company”, “we”, “us”, “our” and similar terms, refer to Magnum Hunter Resources Corporation and its wholly-owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K filed with the SEC and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement, before acquiring any of such securities. For more information please refer to the sections entitled “Special Note Regarding Forward-Looking Statements” and “Where You Can Find More Information”.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause our actual results, performance or achievements to be materially different from those anticipated in forward-looking statements include, among others, the following:

•	adverse economic conditions in the United States and globally;

•	difficult and adverse conditions in the domestic and global capital and credit markets;

•	changes in domestic and global demand for oil and natural gas;

•	volatility in the prices we receive for our oil and natural gas;

•	operational constraints and potential mechanical failure at production facilities, processing plants or pipelines;

•	the availability of sufficient pipeline and transportation facilities;

•	the effects of government regulation, permitting and other legal requirements;

•	future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities;

•	uncertainties about the estimates of our oil and natural gas reserves;

•	our ability to increase our production and oil and natural gas income through exploration and development;

•	our ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	drilling and operating risks;

•	the availability of equipment, such as drilling rigs and gathering and transportation pipelines;

•	changes in our drilling plans and related budgets; and

•	the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

These factors are in addition to the risks referred to in the section above entitled “Risk Factors”. Most of these factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus, any prospectus supplement, the documents incorporated by reference herein or any “free writing prospectus” we authorize to be delivered to you, which speak only as of the their respective dates. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We urge you to review and consider disclosures we make in this prospectus and other materials that discuss factors germane to our business. See in particular our reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the SEC.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

ABOUT MAGNUM HUNTER RESOURCES CORPORATION

We are an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in West Virginia, North Dakota, Texas and Louisiana. We are presently active in three of the most prolific shale resource plays in the United States, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. The Company is a Delaware corporation and was incorporated in 1997. In 2005, the Company began oil and gas operations under the name Petro Resources Corporation. In May 2009, the Company restructured its management team and refocused its business strategy, and in July 2009 changed its name to Magnum Hunter Resources Corporation. The restructured management team includes Gary C. Evans, former founder, chairman and chief executive officer of Magnum Hunter Resources, Inc.,1 as Chairman and Chief Executive Officer. Our management previously implemented a business strategy consisting of exploiting our inventory of lower risk drilling locations and the acquisition of long-lived proved reserves with significant exploitation and development opportunities. As a result of this strategy, the Company has substantially increased its assets and production through acquisitions and ongoing development efforts, the Company’s percentage of operated properties has increased significantly, its inventory of acreage and drilling locations in resource plays has grown and its management team has been expanded. Recently, our management team’s strategy has focused on the development and exploitation of unconventional resource plays and the acquisition of additional operated properties.

Our executive offices are located at 777 Post Oak Boulevard, Suite 910, Houston, Texas 77056, and our telephone number is (832) 369-6986. We maintain an Internet website at www.magnumhunterresources.com. The information on our website is not incorporated by reference into this prospectus or any prospectus supplement, and you should not consider it part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of any securities under this prospectus for:

•	acquisitions and other investments;

•	the repayment or refinancing of debt;

•	capital expenditures;

•	working capital;

•	the possible repurchase of our common stock;

•	general corporate purposes; and

•	other purposes mentioned in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except

1 Magnum Hunter Resources, Inc. was a NYSE-listed oil and gas exploration and production company, unrelated to the Company, that was acquired by Cimarex Energy Corporation in June 2005.

as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities will be either our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities and any related subsidiary guarantees.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and the certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture, including the form of the certificate evidencing the applicable debt security, that is filed as an exhibit to the registration statement that includes this prospectus. In this description of the debt securities, the words “the Company”, “we”, “us” or “our” refer only to Magnum Hunter Resources Corporation and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•	the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•	if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and Discharge; Defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated Debt Securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guarantees for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Guarantees

Payment of the principal of, premium, if any, and interest on any debt securities may be guaranteed by certain of our subsidiaries. Such guarantees will be full, unconditional, and irrevocable, and will be joint and several, unless provided otherwise in the applicable prospectus supplement. The other terms of any such guarantees, including any limitations thereon and the terms of release and discharge of any guarantor therefrom, will be described in the applicable prospectus supplement. The obligations under any guarantee will be limited so as not to constitute a fraudulent conveyance under applicable federal or state laws.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

Initially, we will appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants”. Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No Protection in the Event of a Change of Control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•	the successor entity, if any, is a corporation, limited liability company, partnership, trust or other business entity existing under the laws of the United States, any State within the United States or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

1. we fail to pay principal of or any premium on any debt security of that series when due;

2. we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

3. we fail to deposit any sinking fund payment when due;

4. we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

5. certain events including our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, or any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities”.

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

1. the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

2. the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

3. the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and Waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guarantees of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•	We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•	We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

No incorporator, stockholder, employee, agent, officer or director (or, in the absence of a subsidiary guarantee, subsidiary) of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the Trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

Subordinated Debt Securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior debt, of all senior debt, including any senior debt securities.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•	a default in our obligations to pay principal, premium, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•	any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist; and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may start on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “Satisfaction and Discharge; Defeasance”, if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following is a summary description of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and our bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, which are filed as exhibits to this registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Common Stock

As of November 11, 2010, there were 68,664,759 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Except for the election of directors, which is determined by a plurality vote, all matters to be voted on by stockholders must be approved by a majority in voting interest of the stockholders present in person or represented by proxy and entitled to vote. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Each of our directors will be elected annually by our stockholders voting as a single class. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. If applicable, material U.S. federal income tax considerations relating to our common stock will be described in the applicable prospectus supplement.

All shares of our common stock currently outstanding are fully paid and non-assessable. Any shares of common stock offered pursuant to this prospectus and the applicable prospectus supplement will, upon issuance, be fully paid and non-assessable.

Preferred Stock

The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the certificate of designation relating to that series. As of November 11, 2010, there were 4,000,000 shares of our authorized preferred stock designated as 10.25% Series C Cumulative Perpetual Preferred Stock, of which 1,544,345 shares were issued and outstanding.

Series C Preferred Stock

The rights, preferences, privileges and restrictions of shares of the Series C Preferred Stock have been fixed in a certificate of designation (as amended or supplemented, the “Series C Certificate of Designation”)

and the material provisions are described below. The following description of our Series C Preferred Stock is intended as a summary only and is qualified in its entirety by reference to the Series C Certificate of Designation, our certificate of incorporation and our bylaws, which are filed as exhibits to this registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Dividends.  Holders of the Series C Preferred Stock are entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series C Preferred Stock at a rate of 10.25% per annum of the $25.00 liquidation preference per share (equivalent to $2.5625 per annum per share). However, if any four consecutive or non-consecutive “Quarterly Dividend Defaults” (as described below) occur or if we fail to maintain the listing of the Series C Preferred Stock on a national securities exchange for 180 consecutive days, the dividend rate on the Series C Preferred Stock will increase to 12.50% per annum until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national securities exchange. Effective as of October 1, 2010, dividends became payable monthly in arrears on the last day of each month; provided that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. A “Quarterly Dividend Default” occurs if we fail to pay cash dividends on the Series C Preferred Stock in full for any monthly dividend period within a calendar quarter, provided that only one Quarterly Dividend Default may occur during each calendar quarter and only four Quarterly Dividend Defaults may occur within a calendar year.

Voting rights.  Holders of the Series C Preferred Stock generally have no voting rights. However, if any four consecutive or non-consecutive “Quarterly Dividend Defaults” occur or if we fail to maintain the listing of the Series C Preferred Stock on a national securities exchange for 180 consecutive days, the holders of the Series C Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national securities exchange. In addition, certain changes that would be materially adverse to the rights of holders of the Series C Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and all other shares of preferred stock similarly affected and entitled to vote, voting as a single class.

Redemption rights.  The Series C Preferred Stock does not have any stated maturity date and is not subject to any sinking fund or mandatory redemption provisions, except under some circumstances upon a “Change of Ownership or Control” (as described below). Accordingly, the shares of Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or purchase all or a portion of the shares in the open market. We are not required to set aside funds to redeem the Series C Preferred Stock.

We may not redeem the Series C Preferred Stock prior to December 14, 2011, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after December 14, 2011, we may redeem the Series C Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date.

Following a “Change of Ownership or Control” (as such term is defined in the Series C Certificate of Designation) of us by a person, entity or group other than a “Qualifying Public Company” (as such term is defined in the Series C Certificate of Designation), we (or the acquiring entity) will be required to redeem the Series C Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date:

Redemption Date	Redemption Price

On or before December 14, 2010	$26.00
After December 14, 2010 and on or before December 14, 2011	$25.50
After December 14, 2011	$25.00

A Change of Ownership or Control of us by a Qualifying Public Company will not require a mandatory redemption of the Series C Preferred Stock, but such Qualifying Public Company will have the right for a period of 90 days after a Change of Ownership or Control to redeem the Series C Preferred Stock, in whole but not in part, pursuant to the special redemption provisions described above.

Liquidation preference.  In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Series C Preferred Stock are entitled to receive, from the assets remaining after payment of liabilities, subject to the distribution rights of any parity shares or senior shares (as described below), but before any distribution of assets to the holders of our common stock or other junior shares (as described below), cash in an amount equal to $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the distribution date.

Conversion rights.  The Series C Preferred Stock is not convertible into or exchangeable for any stock or other securities or property of the Company.

Ranking.  The Series C Preferred Stock ranks (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “parity shares”; (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock), referred to as “senior shares”; and (iv) junior to all our existing and future indebtedness.

Other Series of Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. Our board of directors is also authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, our board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock or impairing the liquidation rights of our common stock.

The prospectus supplement with respect to any issuance of preferred stock will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of the shares of preferred stock into or for shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities, including debt securities, or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	any voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Any shares of preferred stock offered pursuant to this prospectus and the applicable prospectus supplement will, upon issuance, be fully paid and non-assessable.

Delaware Anti-Takeover Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our certificate of incorporation and our bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove our incumbent directors and officers. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder acquired the stock;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

•	on or after the date the stockholder acquired the stock, the business combination is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.

Certificate of Incorporation and Bylaws

In addition, some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interests. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Authorized but unissued shares.  The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or listing rules of an applicable securities exchange or quotation system. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendment to bylaws.  Our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

Advance notice of director nominations and matters to be acted upon at meetings.  Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Call of special meetings of stockholders.  Our bylaws provide that special meetings of stockholders may be called only by our chairman, by a majority of our board of directors, by our chief executive officer, by our president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The effect of this provision is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. Exculpation does not apply if the director acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. Our bylaws provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is no currently pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock and Series C Preferred Stock is Nevada Agency and Transfer Company. Its address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501, and its telephone number is (775) 322-0626.

Listing

Our common stock is listed on the NYSE Amex under the trading symbol “MHR”. Our Series C Preferred Stock is listed on the NYSE Amex under the trading symbol “MHR.PC”.

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC. If applicable, material U.S. federal income tax considerations relating to depositary shares will be described in the applicable prospectus supplement.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of our common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Stock Warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the anti-dilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled to:

•	vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of the Company.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the anti-dilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered securities issued in global — i.e., book-entry — form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

Each debt security, share of common stock or preferred stock and depositary share in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We expect to issue debt securities and depositary shares in book-entry form only. We may issue shares of common stock in book-entry form. This means those securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture or other applicable agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of common or preferred stock in exchange for exchangeable debt securities, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of common or preferred stock in exchange for exchangeable debt securities, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any other third parties employed by us, the trustee or any agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this section of the prospectus, we mean those who invest in the securities being offered by this prospectus and the applicable prospectus supplement, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this section of the prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

A global security is issued in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more.

Each series of these securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “— Who is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the trustee and any agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the trustee and any agents also do not supervise the depositary in any way;

•	The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form, but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. For example, in the case of a global security representing shares of preferred stock or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary has ceased to be a clearing agency registered under the Exchange Act, and in either case we do not appoint another institution to act as depositary within 90 days;

•	in the case of a global security representing debt securities, if an event of default has occurred with regard to the debt securities and has not been cured or waived; or

•	any other circumstances specified for this purpose in the applicable prospectus supplement.

If a global security is terminated, only the depositary, and not we or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters for resale to investors or to the public;

•	to one or more underwriters acting alone for resale to investors or to the public;

•	through a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	by delayed delivery contracts or by remarketing firms;

•	transactions in options, swaps or other derivatives that may or may not be listed on an exchange; or

•	through a combination of any such methods of sale.

Our common stock and preferred stock may be issued upon conversion of debt securities or preferred stock. Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. Any of the prices may represent a discount from the prevailing market prices. In the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The prospectus supplement will, where applicable, describe, disclose or identify:

•	the terms of the offering;

•	any underwriters, dealers or agents;

•	any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Any underwritten offering may be on a best efforts or a firm commitment basis. If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We may sell the securities offered through this prospectus directly or through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

If indicated in the applicable prospectus supplement, securities may also be offered or sold by a “remarketing firm” in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms may act as principals for their own accounts or as agents. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us. It will also describe the remarketing firms compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, than the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on an exchange, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market, other than shares of our common stock and our Series C Preferred Stock , both of which are listed on the NYSE Amex. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the “world wide web”) or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas, and for any agents, underwriters or dealers by counsel named in the applicable prospectus supplement. Certain legal matters in connection with the offerings will also be passed upon for us by Paul M. Johnston, our Senior Vice President and General Counsel.

EXPERTS

The financial statements of Magnum Hunter Resources Corporation incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and the financial statements of Magnum Hunter Resources Corporation for the year ended December 31, 2009 and December 31, 2008 included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2010 have been audited by Hein & Associates LLP and MaloneBailey, LLP, each an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein and have been so incorporated in reliance upon their authority as experts in accounting and auditing.

The financial statements of Triad Energy Corporation, a West Virginia corporation, and certain of its affiliated entities for the years ended December 31, 2008 and December 31, 2009 incorporated into this prospectus by reference from our Current Report on Form 8-K/A filed with the SEC on April 30, 2010, have been audited by Appalachian Basin CPAs, Inc., an independent registered public accounting firm as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

Certain estimates of our proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Cawley, Gillespie & Associates, Inc. and DeGolyer and MacNaughton, each independent petroleum consultants. These estimates are incorporated by reference herein in reliance on the authority of such firms as experts in such matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the SEC. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference into this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed with the SEC, except as to any portion of any such document that is furnished to the SEC under Form 8-K and which is not deemed “filed” with the SEC under the Exchange Act:

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 17, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 12, 2010;

•	Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2010, filed with the SEC on August 25, 2010;

•	Current Reports on Form 8-K filed with the SEC on January 6, 2010, January 28, 2010, February 16, 2010, as amended on April 30, 2010, February 19, 2010, March 15, 2010, May 19, 2010, June 17, 2010, June 24, 2010, June 25, 2010, June 29, 2010, July 30, 2010, August 6, 2010, August 11, 2010, August 16, 2010, September 15, 2010, September 29, 2010, September 30, 2010, October 29, 2010, November 2, 2010 (Item 5.07), November 4, 2010 and November 10, 2010;

•	The description of our common stock included in the Form 8-A filed on August 25, 2006, and any amendment or report filed with the SEC for the purpose of updating such description; and

•	All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, except as to any portion of any future report or document that is furnished to the SEC and which is not deemed “filed” with the SEC under such provisions.

We will provide without charge to each person to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056
Attention: Corporate Secretary

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable prospectus supplement or other documents.

WHERE YOU CAN FIND MORE INFORMATION

Magnum Hunter Resources Corporation is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

We have a website located at http://www.magnumhunterresources.com. The information on this website is not incorporated by reference into this prospectus or any prospectus supplement and you should not consider it part of this prospectus or any prospectus supplement.

Magnum Hunter Resources Corporation

400,000 Shares

8.0% Series D Cumulative

Preferred Stock

PROSPECTUS

Wunderlich Securities	McNicoll, Lewis & Vlak LLC

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

March 16, 2011